UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                    February 19, 2010

MathStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51560	41-1881957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Whitetail Blvd., River Falls, Wisconsin		54022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(715) 426-9505

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

          This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (“Securities Exchange Act”). Forward-looking statements reflect the current view about future events. When used in this Current Report on Form 8-K, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to MathStar, Inc., its subsidiaries or its management identify forward-looking statements. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements. Such statements reflect the current view of the management of MathStar, Inc. with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this Current Report on Form 8-K entitled “Risk Factors”) relating to MathStar, Inc.’s industry, its operations and results of operations, and any businesses that may be acquired by it. These factors include:

●	less than expected growth in the global multi-lingual content delivery industry, especially for software-as-a-service solutions within this industry;

●	changes in the utilization of our software and services by our customers;

●	lack of acceptance of any new solutions we offer;

●	our ability to continue increasing our number of customers or the revenues we derive from our recurring revenue customers;

●	continued economic weakness and constrained globalization spending by businesses operating in international markets;

●	our ability to effectively develop new solutions that compete effectively with the solutions our current and future competitors offer;

●	risk of increased regulation of the Internet;

●	our ability to identify attractive acquisition opportunities, successfully negotiate acquisition terms or effectively integrate any acquired companies or businesses;

●	our ability to effectively manage our growth;

●	lack of capital available on acceptable terms to finance our continued growth;

●

risks of conducting international commerce, including foreign currency exchange rate fluctuations, changes in government policies or regulations, longer payment cycles, trade restrictions, economic or political instability in foreign countries where we may increase our business and reduced protection of our intellectual property;

●	our ability to add sales and marketing, research and development or other key personnel who are able to successfully sell or develop our solutions;

●	our ability to operate as a public company and comply with applicable disclosure and other requirements and to hire additional personnel with public company compliance experience; and

●	other risk factors included under “Risk Factors” in this Current Report on Form 8-K.

          Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although the management of MathStar, Inc. believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, MathStar, Inc. does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the financial statements and the related notes and the pro forma financial information included in this Current Report on Form 8-K.

          In this Current Report on Form 8-K, and except as otherwise expressly provided, references to “we,” “our,” “us,” “the Company,” “our company” and the “combined companies” refer collectively to MathStar, Inc. (“MathStar”), a Delaware corporation; Sajan, LLC (“Sajan”), a Delaware limited liability company and a wholly-owned subsidiary of MathStar; Sajan Software Limited (“Sajan-Ireland”), a wholly-owned subsidiary of Sajan organized under the laws of Ireland; and Sajan India Software Private Limited (“Sajan-India”), a majority-owned subsidiary of Sajan-Ireland organized under the laws of India.

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

          (a)          As previously reported by MathStar in its Current Report on Form 8-K filed on January 11, 2010, on January 8, 2010, MathStar entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sajan, Inc., a Minnesota corporation; Garuda Acquisition, LLC, a wholly-owned subsidiary of MathStar now known as Sajan, LLC; and Thomas Magne, solely in his capacity as agent for the holders of common stock of Sajan, Inc. Under the terms of the Merger Agreement, and upon satisfaction of the conditions set forth in the Merger Agreement, Sajan, Inc. was merged with and into Garuda Acquisition, LLC (the “Merger”), which survived the Merger and changed its name to “Sajan, LLC.” In the Merger, Sajan became a wholly-owned subsidiary of MathStar. The Merger was closed and effective on February 23, 2010.

          Under the terms of the Merger Agreement, the total consideration paid by MathStar in the Merger to the former holders of common stock of Sajan, Inc. consisted of:

●	approximately $6.1 million in cash (the “Cash Merger Consideration”);

●	6,827,834 shares of common stock of MathStar; and

●

to certain former shareholders who collectively owned a majority of the outstanding common stock of Sajan, Inc., a promissory note in the aggregate principal amount of $1,000,000.00 (the “MathStar Promissory Note”).

          Immediately after the closing of the Merger, the former shareholders of Sajan, Inc. owned approximately 43% of the outstanding shares of MathStar common stock.

          The material terms of the Merger are described in more detail in Item 2.01 in this Current Report on Form 8-K, which is hereby incorporated into this Item 1.01 by reference.

Section 2 – Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets.

          The Merger

          General. As described in Item 1.01(a) above, on February 23, 2010 (the “Effective Date”), MathStar and Sajan, Inc., a Minnesota corporation, completed the Merger in accordance with the terms of the Merger Agreement. Under the terms of the Merger Agreement, each outstanding share of common stock of Sajan, Inc. (other than shares of common stock of Sajan, Inc. in respect of which dissenters’ rights were perfected in accordance with Minnesota law in connection with the Merger) received the consideration described in the Merger Agreement. Also as of the Effective Date, each outstanding option and warrant to purchase one share of common stock of Sajan, Inc. converted into the right to purchase shares of MathStar common stock according to the formula set forth in the Merger Agreement, and the exercise prices of such options and warrants were adjusted accordingly. The conditions and other terms of such converted options and warrants were otherwise substantially the same as their terms and conditions before the Effective Date.

          The total consideration paid by MathStar to the holders of common stock of Sajan, Inc. consisted of the Cash Merger Consideration, 6,827,834 shares of common stock of MathStar and, to Shannon and Angela Zimmerman, the MathStar Promissory Note, which documents MathStar’s obligation to pay $1 million of the pro rata amount of the Cash Merger Consideration payable to Shannon and Angel Zimmerman. The MathStar Promissory Note has a term of one year and provides for an interest rate of 8% per year. A copy of the MathStar Promissory Note is filed as Exhibit 10.14 to this Current Report on Form 8-K.

          Approximately $5.1 million of the Cash Merger Consideration was paid to the former shareholders of Sajan, Inc. at closing. The remaining $1.0 million of the Cash Merger Consideration was placed in an escrow account to be held for 12 months to secure the indemnification obligations of Sajan, LLC and the former shareholders of Sajan, Inc. to MathStar with respect to the matters described in the Merger Agreement, including the inaccuracy of any representation or the breach of any warranty made by Sajan, Inc. in the Merger Agreement and any material breach of the covenants or agreements made by Sajan, Inc. in the Merger Agreement. Subject to certain exceptions, MathStar’s recovery of damages for indemnification claims under the Merger Agreement is limited to the amount then held in the escrow account. The escrow account is governed by a separate escrow agreement (the “Escrow Agreement”), a copy of which is filed as Exhibit 10.15 to this Current Report on Form 8-K.

          Approval of the Merger. The Merger was consummated under Delaware law and pursuant to the Merger Agreement. Under Delaware law, MathStar was not required to obtain the approval of its stockholders to complete the Merger because the constituent corporations in the Merger were Garuda Acquisition, LLC (a wholly-owned subsidiary of MathStar now known as Sajan, LLC) and Sajan, Inc. MathStar was not a constituent corporation in the Merger. The Merger and the Merger Agreement were approved by the MathStar board of directors and by MathStar as the sole member of Garuda Acquisition, LLC. In addition, the Merger and the Merger Agreement were approved by the holders of the requisite number of shares of common stock of Sajan, Inc. at a special meeting of shareholders held on February 8, 2010.

          Accounting Treatment of the Merger. As a result of the Merger, Sajan, LLC became a wholly-owned subsidiary of MathStar, with the former shareholders of Sajan, Inc. acquiring a number of shares of MathStar common stock representing approximately 43% of MathStar’s outstanding shares immediately after the Effective Date. For accounting purposes, the Merger is being accounted for as a reverse merger, which means Sajan, Inc. will be deemed to have acquired MathStar. This accounting treatment was required because after the Effective Date:

●	the former shareholders of Sajan, Inc. own a large minority interest in MathStar;

●	the former members of the board of directors of Sajan, Inc. constitute a majority of the members of the board of directors of MathStar; and

●	the members of MathStar’s management team consists entirely of the former members of the management team of Sajan, Inc.

          Appointment of New Directors and Executive Officers. On the Effective Date, and as provided in the Merger Agreement, Merrill A. McPeak resigned as a member of the board of directors and from all board committees of MathStar, and Alexander H. Danzberger, Jr. resigned as Chief Executive Officer, Chief Financial Officer and Secretary of MathStar.

          On the Effective Date, Benno G. Sand and Richard C. Perkins, as the remaining members of the board of directors of MathStar, appointed Shannon Zimmerman, Angel Zimmerman, Vern Hanzlik, Michael W. Rogers and Kris Tufto as members of the board of directors of MathStar. In addition, they appointed Mr. Zimmerman as MathStar’s President, Chief Executive Officer, interim Chief Financial Officer and Chairman; Ms. Zimmerman as Chief Operating Officer; Mr. Hanzlik as Chief Marketing Officer; and Peter Shutte as Vice President of Worldwide Sales. Please refer to the information set forth under the caption “Directors and Executive Officers” below for more information regarding the members of our board of directors and our executive officers following the Merger.

          Lock Up Agreements.  Immediately after the Merger, our company had 16,009,331 shares of common stock outstanding, and former shareholders of Sajan, Inc. owned a total of 6,827,834 shares of our common stock, or approximately 42.6% of the shares outstanding.  In connection with the Merger, holders of 6,610,398 shares of our common stock signed lock-up agreements (the “Lock-Up Agreements”) under which they agreed for a period of 12 months (for members of management of Sajan, Inc.) and six months (for non-management shareholders) not to offer, sell or otherwise dispose of any of their shares of MathStar common stock or options or warrants they hold to acquire MathStar common stock.  The form of the Lock-Up Agreement is filed as Exhibit 10.16 to this Current Report on Form 8-K.

          Change in Corporate Headquarters. In connection with the closing of the Merger, MathStar is relocating its corporate headquarters from 19075 N.W. Tanasbourne Drive, Suite 200, Hillsboro, Oregon 97124 to 625 Whitetail Boulevard, River Falls, Wisconsin 54022.

          Reincorporation into Delaware from Minnesota. Before the Merger, Sajan, Inc. was a Minnesota corporation. By merging into Sajan, LLC, which is a wholly-owned subsidiary of MathStar, with Sajan, LLC as the surviving company, Sajan, Inc. became a Delaware limited liability company. In addition, in the Merger, the former shareholders of Sajan, Inc. were issued shares of common stock of MathStar and thus became shareholders of a Delaware corporation.

          The foregoing summary of the Merger Agreement and the Merger is not complete and is qualified in its entirety by the terms and the conditions of the Merger Agreement, a copy of which is incorporated by reference as Exhibit 2.1 to this Current Report on Form 8-K. The Merger Agreement has been filed as an exhibit to the Current Report on Form 8-K filed on January 11, 2010 and incorporated by reference as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about MathStar or Sajan, LLC. The Merger Agreement contains representations and warranties that MathStar and Sajan, Inc. made to and solely for the benefit of others. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts, as they were made only as of the date of the Merger Agreement and are modified and qualified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may not be fully reflected in MathStar’s reports and other documents filed with the Securities and Exchange Commission (the “SEC”).

          The descriptions of the Lock-Up Agreement, the MathStar Promissory Note and the Escrow Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed as exhibits to this Current Report on Form 8-K.

BUSINESS

Overview

          Upon effectiveness of the Merger, we now provide, under the SajanSM name, on-demand language translation solutions to customers selling products into global markets. These customers use our solution to translate product manuals, instructions, warnings, and other product information into numerous languages. We combine our internally developed proprietary technology and high quality translation services to provide a language translation solution that is fast, reliable, and user-friendly. By utilizing an integrated technology and a service-based approach to language translation, we offer a comprehensive solution that allows customers to rely upon a single provider to meet all of their language translation needs. Our hosted technology system delivers a secure online solution that can be offered on a modular basis, which makes it attractive in both small business settings and in large enterprise environments.

We offer our customers the ability to utilize our solutions through three different models:

●	Technology Enabled Service Model: we provide all of the customer’s language translation requirements;

●	Managed Service Model: customers use our technology and operations staff to manage translators; and

●	Licensed Software Model: a technology-only solution that is independently operated by our customers.

          Our solutions are used to manage the end-to-end process of content globalization, which is the project, process and delivery management of content translated and localized into multiple languages across the enterprise. Content is localized across the enterprise for a wide variety of high value-added purposes and uses, most notably, product sales and marketing, packaging, user manuals, technical support and training, as well as internal requirements.

          Our corporate offices are located in River Falls, Wisconsin, which is located approximately 30 miles east of Minneapolis, Minnesota. At this facility, we provide administration, product management, marketing, sales, professional services and the core Global Language Service operations. Our offices are located at 625 Whitetail Blvd., River Falls, Wisconsin 54022, and our telephone number is (877) 426-9505.

          In 2009, we established Sajan-Ireland, which is based in Dublin, Ireland. This facility serves as our global research and development center and as headquarters for our product business. The European leadership team for our European services and our company-wide product functions are based at this facility. Sajan-India, based in Delhi, India, houses our development center at which we conduct substantially all of our software development activities. Sajan-India is a majority-owned subsidiary of Sajan-Ireland.

Products and Services

          Our language translation solution incorporates an innovative technology product that serves as a single platform to meet the needs of the smallest user to the largest enterprise customer. The solution is a hosted platform and requires no installed software. It is typically delivered as a software as a service (SaaS) model. We combine both language translation services and our own proprietary technology to give customers a single source solution to meet all of their translation needs. In addition, some components of our solution may be offered in a desktop version for off-line operation. The solution integrates people, processes and data into a service and technology solution that is designed to deliver measurable value in the form of cost reduction, reduced production time, improved quality and integrated version control and audit trail.

          GCMS. Our Global Communication Management System (“GCMS”) is our web-based technology platform. We released version 5.0 of GCMS in October 2009. Our GCMS platform is an integrated, fully SaaS-enabled solution suite that provides the tools to authors, linguists, graphic artists, project operations and publishing staff needed to automate the project cycle for content localization from creation to delivery and to leverage enterprise translation memory (“TM”). Translation services are traditionally delivered on a per word cost basis, with ancillary fees for related services such as pre-and post-production content lay-out and TM integration. TM is the repository of past translation work which, in the case of GCMS, is parsed and stored contextually in a readily accessible data environment using proprietary algorithms that attempts to match current content with past translations. Properly optimized, the reuse of past translations from TM can significantly reduce operating costs and is an asset that is often under-utilized within the enterprise due to a lack of technology investment, fragmented responsibility of TM across the enterprise, fragmented service providers, or a lack of awareness of the economic value of TM. Our business model and strategy are focused on providing services and technologies to remedy such situations and facilitate enterprise customers’ optimization of TM. Our solutions increase worker productivity, accelerate critical time-to-market for customers, enhance the quality of globalized enterprise content, increase operational efficiency and reduce operating costs.

          GCMS encapsulates a multilingual content repository, with built-in parsing technology that maintains language segment context. Retention of language context is, we believe, unique to us and valuable for improving re-use of translated content. GCMS also offers a workflow component that streamlines the language translation process. Our solution comes standard with built-in version control and audit trail, which is often well-suited for businesses in highly-regulated industries, such as life sciences companies complying with requirements imposed by the United States Food and Drug Administration. The GCMS is designed to be a modular, secure, online solution that is appropriate for any business environment. The application is an Internet-based development and computer technology, commonly referred to as “cloud computing,” that provides high availability and reliability to worldwide customers. In addition, we provide business analytics directly to customers through our system. Using web services, system features can be integrated to other business systems.

          Technological Features. We have developed a number of tools that are designed to create value throughout the language translation process, particularly in the pre-translation process of authoring or content creation. Authoring Coach™ is a desktop tool, sold individually to any source content producer, using a Windows™ based editor. It presents similar or like phrases, sentences or paragraphs to the creator and enables the creator to draw from previously translated content. The result is information that is more consistent and reduces the need for new translation. In addition, we developed our TMate™ search technology to enhance intelligent multilingual search. TMate™ is our proprietary advanced multilingual search algorithm.

          Process. Utilizing the GCMS platform, human translators who provide translation services to us are first systematically ranked and qualified to ensure that a high-quality language resource is performing translation on a particular project. Incorporating pre-translation processes, such as Authoring Coach and advanced search using TMate™, further differentiates the platform and we believe provides greater price and value differentiation. We believe our technological advances, detailed process methodology, and ISO 9000 practices result in reduced costs while delivering a higher value to the customer. This method offers a blend of both service and technology. Customers may sign in online, request translation of new content, view the status of pending projects, and obtain completed projects. All content is stored at a granular level, referred to as a segment, with language context retained, and each translated segment is stored indefinitely. This capability allows us to offer audit trail and version control, which are useful to regulated businesses operating in industries where compliance is important. An illustration of the content translation lifecycle is provided below.

     Advantages of GCMS. By utilizing a language management platform such as GCMS, we believe that customers are able to reduce the time-to-market for their products. The platform also enables enterprises to simultaneously launch products into all markets, which can result in more rapid revenue growth and a competitive advantage. The GCMS platform has been designed to ensure improved quality of multilingual content. GCMS uses a patent pending component called Context Intelligence™, which increases the contextual accuracy of reused multilingual content. For customers whose content accuracy and contextual sensitivity is vital, the GCMS platform offers an attractive solution to these problems. In 2008, our technology was ranked as the top language translation technology by Common Sense Advisory in its report, “Translation Management Systems, Assessments of Commercial and LSP-Specific TMS Offerings.”

     We have a patent pending on a number of components that make up the GCMS platform. Specifically, the structure in which both source and target content is stored results in a logical and contextually accurate placement of content. This means that the content becomes more intelligent and can be used in ways that are more meaningful for future language translation services.

Market Description

     Language is often a barrier in global commerce. The demand for effective language translation continues to grow. The industry has historically been very service centric, but, as is the case in many service industries, price pressures and other market demands impose the need for innovation and new solution paradigms.

     Language translation services, although often treated like a commodity service, have historically been expensive, labor intensive and relatively slow in delivery. Human translators can typically translate 2,500 words per day on average, although this varies based on the complexity of the subject matter. This creates constraints on the available supply of translation services and, when positioned against growing demand, we believe will provide translation technology innovators with an advantage. As a result, based on the rising demand for translation services and the looming shortage of human translators worldwide, we expect a favorable pricing environment for Language Service Providers (LSPs) in the coming years.

          Global economic challenges have created opportunities. As the U.S. Dollar declines against foreign currency, this influences United States business executives to seek revenue from foreign markets. We believe recent negative worldwide economic conditions have hastened the trend towards globalization.

          We believe the shortage in human translators cast against a rising demand will result in increased opportunities for companies that offer technology-based solutions and improve the efficiency of language translation services. To compete effectively, language translation companies need to obtain translation in an accurate, timely, and cost effective manner. With advances in content management and the growth of the Internet, providers will also need to integrate their multilingual content with other enterprise systems to establish a cohesive single repository of all global content. Content is no longer monolingual content; it is multilingual. Industry analysts and general business analysts have indicated that a more integrated solution, often referred to as the Global Content Lifecycle, will be required to be successful in the future for both global enterprises and for the LSPs that support them. As a result, language translation is no longer likely to be treated as an afterthought in the globalization process, but rather as an integral part of an enterprise system. Further, as the annual spending by multinational companies for language translation solutions accelerates over the next several years, we believe a more technology-based solution will be required to keep pace with the rate of growth in the amount of content and increasingly sophisticated content management solutions.

          Based on the current globalization and language translation market dependence upon non-technology oriented, small language translation firms (see chart below), we believe that vendors who provide both language translation capabilities and offer a strong technology platform will enjoy a competitive advantage.

          The breakdown of LSPs in 2008 provided by Common Sense Advisory, Inc., a leading industry research firm, reveals that small providers constitute a very large portion of this market. Generally, these providers have little to offer in the way of technology or value added services.

Revenue	Number of LSPs

Less than $1 million	6,380
$1 million-$5 million	391
$5 million-$10 million	64
$10-$50 million	42
$50 million-$500 million	8

          The global multi-lingual content delivery market is very fragmented. The combined revenues of the world’s top 30 translation firms account for less than 27% of the overall market, and most are service-only agencies. If ranked by revenue, the top 30 language service providers worldwide would account for approximately $3.8 billion of the $15 billion possible overall market in 2009. From the top position to the 30th position, revenue ranges from $461 million to $20 million.

          Market Size. According to Common Sense Advisory, the worldwide global multi-lingual content delivery market in 2009 was $15 billion and is expected to grow to $22.5 billion by 2012 and $25 billion by 2013. This equates into a 10.76% compound annual growth rate over the five-year period. Human translation services account for over 90% of the global translation market and are generally delivered through a network of freelance linguists that freely associate among the LSPs on a per job basis.

Region	Market Share (%)	2009 US$ Millions	2010 US$ Millions	2011 US$ Millions	2012 US$ Millions	2013 US$ Millions

Europe	43	6,468	7,331	8,409	9,703	10,781

United States	40	6,074	6,884	7,896	9,111	10,123

Asia	12	1,735	1,965	2,255	2,601	2,891

ROW	5	722	818	939	1,083	1,203

Growth Totals	100%	15,000	17,000	19,500	22,500	25,000

Projected Language Services Revenues for 2009-2013 in U.S. Millions of Dollars, Source: Common Sense Advisory, Inc.

          The ability of a traditional LSP to compete is growing more challenging. While demand for the service may be rising, which should allow for price increases, the buyers currently are demanding that providers hold or reduce prices. Without technological differentiation, a traditional LSP will continue to operate at a severe disadvantage, not only in its ability to manage the delivered cost, but also to integrate and interoperate with technologies used by its clients such as content management systems and other enterprise class business systems.

          Key Market Trends and Influences. Several distinct trends and influences within the global multi-lingual content delivery market have emerged, and we believe they will provide significant opportunities for market innovation. The underlying motivators for many of these include historic objectives such as cost reduction, quality improvement and faster cycle time. However, new factors are rapidly becoming apparent, such as revenue growth derived from foreign market penetration, improving global customer experience and brand support worldwide.

Competition

          The global multi-lingual content delivery market is highly competitive and highly-fragmented with numerous existing competitors. We believe the principal competitive factors in providing language translation solutions include the ability to provide a comprehensive solution to customers; infrastructure that supports cost effective and high quality delivery to customers; project management expertise; quality and speed of service delivery; and corporate reputation. We believe that we have competed favorably with respect to these factors and have developed a strong reputation in our industry.

          Competitors within our industry are categorized into three primary segments: Language Service Providers, Technology Only Providers, and Technology-Enabled Service Providers.

          Language Service Providers. The largest segment is comprised of competitors that offer only human language translation services and make limited use of technology on either an internal basis or as part of their solution. These service vendors are abundant due to low barriers to entry and often have only a small number of key, ongoing relationships. These providers make up the largest segment of the translation market and account for approximately 75% of the number of industry participants. The challenge for these providers is that they have little that differentiates them from other providers, with no technology and often unproven processes and quality controls. We believe that such firms offer an opportunity to increase our scale, gain access to critical linguistic skills and also open new geographic markets. We believe providing our technologies and business processes to these organizations will solidify their account base and enhance their margins.

          Technology Only Providers. The second segment consists of pure technology providers. This group is a disparate collection of point solution and suite providers to enterprises for handling their own translation requirements. These technology solutions handle a wide range of requirements and leave much to the customers to do on their own to integrate and operate across multiple applications. Examples of competitive technology only companies are SDL Plc (SDL), Across Systems GmbH, Kilgray Translation Technologies, LingoTek, Inc., Atril and Wordfast LLC.

          Within the category of technology only provider, there are two subsets. One subset consists of providers that serve the translator market most often with what is referred to as Translation Memory tools (a data management application). Often these are inexpensive productivity tools used by translators or small language service providers. The second subset are those technology providers that serve corporate enterprises. These providers operate beyond data management and include business process and analytics. These systems are often referred to as Translation Management Systems (TMS). Technology providers as a whole represent a very small portion of market participants. There has been a trend among the technology solution providers towards new, more nimble entrants embracing SaaS architecture over the more traditional enterprise software model.

          Technology-Enabled Service Providers. The third segment consists of companies like us that combine both language translation services and comprehensive technology solutions, often referred to as Technology-Enabled Service Providers. The largest such company is publicly-held Lionbridge Technologies, Inc. (Lionbridge), with 2008 revenues of $461 million. There is only a small number of Technology-Enabled Service Providers. Within this group, based on the 2008 Common Sense Advisory report, we enjoy the highest ranking for our technology offering, and we believe it is the only fully featured, fully SaaS-enabled technology platform available.

          We believe that only two of the largest LSPs - SDL and Lionbridge - provide legitimate technology offerings. Each takes a very different technological approach. SDL has acquired many technology companies, both directly relating to the global multi-lingual content delivery industry and others that are peripheral to the industry. We believe that this has alienated SDL from some buyers and partners, as SDL directly competes with them. Lionbridge promotes a SaaS solution. This solution utilizes a legacy technology product called LogoportTM, which was originally designed as a Translation Memory solution. Lionbridge has incorporated some web interfaces to this product.

          We believe the remaining LSPs, while potentially competent in the delivery of language translation service, do not possess significant technology. If they do, they are likely to be using Translation Memory tools to achieve some level of content reuse so as to enable them to make some technological value claim.

Marketing and Sales

          Substantially all of our revenues have been generated through our internal direct sales force and the efforts of our senior management team. As of February 15, 2010, we had 15 direct sales professionals in the United States.

          Our sales force has developed relationships with an increasing number of customers. Our sales approach involves planning for a customer organization’s unique ongoing requirements, including future versions of products, and ongoing support, maintenance, and training, related to both technology products and content. A significant focus of our near-term sales effort is to expand the breadth of services and solutions we offer to customers and to gain a larger portion of their language translation business.

Customers

          All of our customers sell products outside the United States and require content such as warnings, instructions, directions, and other information to be translated into a number of languages. Our customers are predominantly Fortune 1000 companies in the technology, medical, industrial, and manufacturing sectors. Most of our customers are located in the United States, with a high concentration located in the Midwest region. We anticipate that the percentage of our customers located outside of the United States will increase as we expand our sales efforts and Sajan-Ireland hires additional sales personnel.

          We derive a significant portion of our revenues from a limited number of customers. For the year ended December 31, 2009, our largest customer accounted for approximately 14% of our revenue, and our ten largest customers accounted for approximately 65% of our revenue.

Intellectual Property

          The development, utilization and protection of technology is an important component of our overall operating strategy. We have filed a patent application with the U.S. Patent and Trademark Office covering aspects of our GCMS solution. We have not filed any applications for patent protection in any country other than the United States. As a result, we do not and will not have the right to enforce our rights under any United States patent, if issued to us, in any foreign country, or to prevent others in foreign countries from utilizing our proprietary technology covered by that patent. We may apply for patent protection on our future technology developments to the extent we believe such protection is available and economically warranted. Despite these efforts, others could independently develop technology that is similar to our technology, or offer or sell products or services in foreign countries that use our technology.

          We use, or intend to use, and claim rights to various trade names and trademarks to identify our language translation services and products. We have obtained a registered U.S. mark for the Sajan logo. We also use and claim rights to the “SajanSM”, “GCMS™”, “X-Content Integration™”,  “TMate™”, “Context Intelligence™” and “Authoring Coach™” marks.

          We have registered and use domain names sajan.com, authoringcoach.com, and sajansoftware.com.

          We intend to protect our intellectual property to the extent such protection is warranted. In addition to efforts to obtain patent and trademark rights, we rely on a combination of trade secret, license, nondisclosure and other contractual agreements and copyright laws to protect our intellectual property rights. Existing trade secret and copyright laws afford us only limited protection. We enter into confidentiality agreements with our employees and contractors, and limit access to and distribution of our proprietary information. These arrangements may not be adequate to deter misappropriation of our proprietary information and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

Research and Development

          During the years ended December 31, 2008 and 2009, we spent approximately $402,000 and $595,000 on research and development, representing approximately 3.8% and 4.7% of our total revenue, respectively. Research and development costs include expenses related to software projects that we intend to sell or market where technological feasibility has not been established. Research and development expenses consist primarily of wages and benefits for product strategy and development personnel. We have focused our research and development efforts more recently on the commercialization of the GCMS platform and its component modules for general release and independent use by participants in the content globalization process and for the ability to host GCMS using cloud computing methodologies. Functional development has continued in parallel on improving ease of use, functionality, scalability and efficiency of TM processing.

          Our research and development organization is located principally at Sajan-India and Sajan-Ireland. We expect that on an annual basis, research and development expenses will increase in dollar amounts as we continue to enhance and expand our product offerings, but decrease as a percentage of revenues, as we expect to continue to grow our revenues at a faster rate.

Employees

          As of February 22, 2010, we had 75 full-time employees and one part-time employee. Our employees include software development engineers, project managers, language specialists, and graphic designers, as well as sales and marketing, quality assurance and administrative team members. We have approximately 60 employees in our River Falls, Wisconsin office, five employees in our Dublin, Ireland office, and 10 employees in our Delhi, India office. None of our employees is covered by a collective bargaining agreement. We consider our relationship with our employees to be good. In addition, we utilize the services of approximately 3,500 human translators, all of whom are independent contractors.

Property

          Our primary operations are based in River Falls, Wisconsin, which is located approximately 30 miles east of Minneapolis, Minnesota. We lease 16,100 square feet of office space from River Valley Business Center, LLC (“RVBC”) under two leases which expire in January 2017. Rents for these facilities averaged approximately $6,600 per month during the year ended December 31, 2009. RVBC is a “related person” as defined in Item 404 of Regulation S-K of the SEC because it is controlled by Shannon and Angela Zimmerman, each of whom is a principal executive officer and a director of our company. For financial accounting and reporting purposes under ASC 810 (formerly FIN 46(R)), the financial statements of RVBC have been consolidated with the financial statements of Sajan, Inc. for the years ended December 31, 2008 and 2009. However, neither Sajan nor MathStar has any direct economic interest in the assets of RVBC, nor is either the principal obligor for any of the liabilities of RVBC. As a result of the Merger, the financial statements of RVBC will not be consolidated with our financial statements for the year ending December 31, 2010.

          Sajan-Ireland leases 1,200 square feet of office space in Dublin, Ireland. Sajan-India leases 1,700 square feet of office space in Delhi, India. Rents for these facilities averaged approximately $3,500 per month during the year ended December 31, 2009. We believe all of our facilities are suitable and adequate for current operating needs.

          MathStar’s primary location, before the Effective Date of the Merger, was in Hillsboro, Oregon, near Portland, where we lease 14,294 square feet of office space under a lease expiring on August 31, 2011. We also lease a 1,325 square foot location near Minneapolis, Minnesota. Rents under these lease agreements averaged approximately $29,000 per month during the year ended December 31, 2009. As of December 31, 2009, we vacated the Hillsboro space, as we were no longer using it. MathStar’s financials prior to the Merger recorded an accrual for the lease termination costs, net present value, of $540,000.

LEGAL PROCEEDINGS

Tiberius Litigation

          As reported in MathStar’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC on November 9, 2009, on October 8, 2009, legal counsel for Tiberius Capital II, LLC (“Tiberius”), sent by email to MathStar’s legal counsel a copy of a Complaint labeled “Draft — Subject to Completion” (the “Tiberius Complaint”). The Tiberius Complaint named Tiberius, individually and on behalf of all others similarly situated, as plaintiff. It named MathStar, Feltl and Company (“Feltl”), Sajan, Inc., Perkins Capital Management, Inc., Richard C. Perkins, Merrill A. McPeak, Benno G. Sand, John C. Feltl and Joseph P. Sullivan, as defendants (collectively, the “Minnesota Parties”). Mr. Perkins and Mr. Sand are members of MathStar’s board of directors and Merrill A. McPeak served as a director of MathStar from the date the litigation commenced through the Effective Date (collectively, the “MathStar Directors”).

          The Tiberius Complaint stated that Tiberius was bringing a class action lawsuit on behalf of a class (the “Class”) consisting of all those who purchased MathStar’s securities between May 11, 2009 and September 30, 2009. The caption on the Tiberius Complaint stated that it was to be filed in the United States District Court for the Southern District of New York. The Tiberius Complaint alleged (1) violations of Section 13(d) of the Exchange Act and the Rules of the SEC thereunder against the Minnesota Parties except Sajan, Inc. for alleged failure to report that such Minnesota Parties were acting as a “group” for purposes of purchasing MathStar’s shares of common stock; (2) breaches of Section 14(a) of the Exchange Act and the Rules of the SEC thereunder against the Minnesota Parties except Sajan, Inc. for alleged misstatements in MathStar’s proxy statement filed with the SEC on June 17, 2009 (the “Proxy Statement”) and in connection with MathStar’s annual meeting of stockholders held on July 10, 2009; (3) violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated by the SEC thereunder against the Minnesota Parties except Sajan, Inc. for alleged misstatements made in the Proxy Statement and in an alleged fraud on the market by such Minnesota Parties; (4) violations of Section 14 of the Exchange Act and Rule 14e-3 promulgated by the SEC thereunder against the Minnesota Parties except Sajan, Inc. for actions taken by such Minnesota Parties in connection with an alleged “creeping” tender offer; (5) control party liability under Section 20(a) of the Exchange Act against the MathStar Directors for alleged violations of Sections 14(a) and 14(e) of the Exchange Act and Rule 10b-5 thereunder; (6) breach of fiduciary duty against the MathStar Directors; and (7) civil conspiracy against the Minnesota Parties. In the Tiberius Complaint, Tiberius requested that the Court enter a judgment in favor of Tiberius and the Class and against the Minnesota Parties declaring that MathStar violated “§10b-5, §13d, §14a and

§14e” of the Exchange Act and rules promulgated thereunder, including Regulation FD; enter judgment in favor of Tiberius and the Class and against the MathStar Directors in the amount of $10,000,000 in compensatory and punitive damages; award Tiberius all of its costs incurred in connection with the action, including reasonable attorneys’ fees; and grant such other and further relief as the Court deems to be just and equitable.

          On October 14, 2009, the Minnesota Parties filed a Complaint in the United States District Court for the District of Minnesota captioned “MathStar, Inc., Feltl and Company, Inc., Sajan, Inc., Perkins Capital Management, Inc., Richard C. Perkins, Merrill A. McPeak, Benno G. Sand, John C. Feltl and Joseph P. Sullivan, Plaintiffs, v. Tiberius Capital II, LLC, Defendant” (the “Minnesota Complaint”). In the Minnesota Complaint, the Minnesota Parties state that Tiberius is threatening to bring a class action lawsuit against them, as set forth in the Tiberius Complaint. The Minnesota Complaint also alleges a claim of tortious interference with prospective economic advantage against Tiberius on behalf of MathStar, Sajan, Inc. and Feltl. The Minnesota Complaint requests judgment in favor of the Minnesota Parties declaring that their actions described in the Minnesota Complaint were lawful; declaring that the Minnesota Parties have not violated any legal duties to Tiberius; declaring that the proposed Tiberius Complaint is without merit; awarding money damages to MathStar, Sajan, Inc. and Feltl in an amount to be determined at trial to compensate such Minnesota Parties for Tiberius’ tortious interference with their economic advantage; awarding the Minnesota Parties their costs, disbursements and reasonable attorneys’ fees; and awarding the Minnesota Parties such other and further relief as the Court deems to be just, proper and equitable. The Minnesota Complaint was served on Tiberius on October 21, 2009.

          On November 9, 2009, Tiberius served and filed its Answer and Counterclaim denying liability under the Minnesota Complaint and asserting substantially the same claims set forth in the Tiberius Complaint and, in addition, asserting common law claims for fraud against the Minnesota Parties except Sajan, Inc. and against all of the Minnesota Parties for wrongful interference with the prospectively advantageous, successful completion of its tender offer for MathStar’s shares of common stock. On December 8, 2009, Tiberius served and filed an Answer and Amended Counterclaim in which it added a jurisdictional allegation and asserted claims for declaratory relief under its other claims. The Minnesota Parties filed timely motions to dismiss the Counterclaim and Amended Counterclaim on several grounds. The motions were fully briefed, and oral arguments took place before the Court on February 9, 2010. A ruling on the motions is expected the spring of 2010. A case scheduling conference was held on January 14, 2010 before the Magistrate Judge, at which it was determined that a schedule will be established following a ruling on the motions.

Litigation by Sajan, Inc. Shareholder

          On February 11, 2010, Mary Jo Natzel, a shareholder of Sajan, Inc., initiated a lawsuit against Shannon Zimmerman and Angel Zimmerman (the “Zimmermans”) and Sajan, Inc. in the Minnesota District Court, Hennepin County, Fourth Judicial District. Ms. Natzel seeks declaratory, injunctive and monetary relief in an amount in excess of $50,000 against Sajan, Inc. and the Zimmermans. The Natzel complaint relates to an October 2001 stock split alleged to be ineffective as to Shannon Zimmerman’s shares and resulting underpayment to Ms. Natzel of distributions made by Sajan, Inc. while it was a corporation taxed under Subchapter S of the Internal Revenue Code. The complaint also alleges oral misrepresentations in 2001 by Mr. Zimmerman to Howard Natzel, the spouse of Mary Jo Natzel, regarding the dollar amount of cash invested by the Zimmermans into Sajan, Inc. prior to Mr. Natzel’s investment in October 2001 of $50,000 to purchase shares of common stock of Sajan, Inc. The complaint alleges breaches by the

Zimmermans of their duties to Ms. Natzel entitling her to relief under common law, Minnesota Statutes Section 316.03, and Minnesota Statutes Chapter 302A; illegal conduct or actions by the Zimmermans unfairly prejudicial towards Ms. Natzel under Minnesota Statues Section 302A.751 and Section 205A.467; underpayment of Subchapter S distributions; declaratory judgments that each of the Zimmermans owns 225 shares of common stock of Sajan, Inc. prior to the Effective Date; injunctive relief prohibiting Sajan, Inc. and the Zimmermans from distributing the Merger proceeds to the Zimmermans or ordering the Zimmermans to deposit the Merger proceeds into the court and ordering the Zimmermans and Sajan, Inc. to calculate and pay supplemental Subchapter S distributions to the former shareholders of Sajan, Inc.; and an order requiring the Zimmermans to disgorge and pay to Ms. Natzel the amount by which they have been unjustly enriched to Ms. Natzel’s detriment. In the Merger, Sajan, LLC assumed the obligations of Sajan, Inc. The answers are due on March 3, 2010, unless the time for answering is extended. On February 24, 2010, we received a notice of motion for temporary restraining order banning the distribution to the former shareholders of Sajan, Inc. any of the proceeds to be received in the Merger. The hearing for this motion is scheduled for February 25, 2010. We believe the claims are without merit and intend to vigorously defend this lawsuit.

RISK FACTORS

          The Company’s common stock involves a high degree of risk. Investors and potential investors should carefully consider the following risk factors, together with all of the other information included in this report, before making investment decisions about shares of our common stock. The risks and uncertainties described below are not the only risks and uncertainties facing the Company in the future. Additional risks and uncertainties not presently known or that are currently considered to be immaterial may also materially and adversely affect the Company’s business operations or the stock price of the Company’s common stock. If any of the following risks or uncertainties occurs, the Company’s business, financial condition, operating results and future growth prospects could materially suffer. In that event, the trading price of your securities could decline, and you may lose all or part of your investment.

Risk Related to Our Business and Industry

Our past results may not be indicative of future results, and, therefore, we may be unable to continue to grow at our historical growth rates.

          Sajan, Inc. began selling language translation services utilizing its proprietary technology in 2002 and generated only nominal revenues during that year. From 2003 to 2009, however, revenue increased more rapidly. The annual revenues of Sajan, Inc. for the year ended December 31, 2008 were approximately $10.7 million and increased to $12.7 million in the year ended December 31, 2009. Increasing revenues by growing our business operation under the Sajan name is a key component of our strategy. These expansion plans have placed and may continue to place significant demands on our management and operational resources. You should not consider recent revenue growth as indicative of our future performance. In fact, in future periods, we may not have any revenue growth, or our revenues could decline.

We do not have long-term contracts with our customers who provide us with recurring revenue, and our success will depend on our ability to maintain a high level of customer satisfaction and a strong reputation in the global multi-lingual content delivery industry.

          Our contracts with our customers who provide us with recurring revenue typically allow the customer to cancel the contract for any reason with 30 days’ prior notice to us. Our continued success therefore depends significantly on our ability to meet or exceed the expectations of these customers because most of such customers do not make long-term commitments to use our solutions. In addition, if our reputation in the global multi-lingual content delivery industry is harmed or diminished for any reason, this may cause our recurring revenue customers to terminate their relationships with us on short notice and seek alternative globalization and translation solutions. If a significant number of recurring revenue customers terminate their relationships with us, our business, results of operations and financial condition would be adversely affected in a short period of time.

We rely on a limited number of customers, and the loss of or reduction in revenue from a major customer could negatively affect our business, financial condition and operations.

          We derive a significant portion of our revenues from a limited number of large customers. For the year ended December 31, 2009, our largest customer accounted for approximately 14% of our revenue, and our ten largest customers accounted for approximately 65% of our revenue. As a result of the concentration of our revenue to a limited number of customers, we have experienced fluctuations in collection of our revenues. The loss of any major customer or a significant reduction in a large customer’s use of our language translation solutions could materially reduce our revenue and cash flow and adversely affect our business, financial condition and operations.

Continued economic weakness and uncertainty could adversely affect our revenue, lengthen our sales cycle and make it difficult for us to forecast operating results accurately.

          Our revenues depend significantly on general economic conditions and the health of large companies that sell products internationally. Economic weakness and constrained globalization spending adversely affected our revenue growth rates in 2009, and similar and continuing circumstances may result in slower growth or reductions in our revenues and gross profits in the future. We have experienced, and may experience in the future, reduced spending in our business due to the current financial turmoil affecting the U.S. and global economy and other macroeconomic factors affecting spending behavior. Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. In addition, economic conditions or uncertainty may cause current and potential customers to reduce or delay globalization expenditures, including purchases of our solutions. Our sales cycle may lengthen if purchasing decisions are delayed as a result of uncertain information technology or contracted development budgets or if contract negotiations become more protracted or difficult as customers institute additional internal approvals for globalization and information technology purchases. Delays or reductions in globalization and information technology spending could have a material adverse effect on demand for our software and services, and consequently on our business, financial condition and results of operations.

If we are unable to attract new customers or sell additional solutions, or if our customers do not increase their use of our solutions, our revenue growth and profitability will be adversely affected.

          To increase our revenues and achieve and maintain profitability, we must regularly add new customers and sell additional solutions, and our customers must increase their use of our solutions they currently utilize. We intend to grow our business by hiring additional inside sales personnel and increasing our marketing activities. If we are unable to hire or retain quality sales personnel, convert customer prospects into paying customers, or ensure the effectiveness of our marketing programs, or if our existing or new customers do not perceive our solutions to be of sufficiently high value and quality, we might not be able to increase sales, and our operating results will be adversely affected. In addition, if we fail to sell our new solutions to existing or new customers, we will not generate anticipated revenues from these solutions, our operating results will suffer and we might be unable to grow our revenues or achieve or maintain profitability.

We have incurred operating losses in the past and may incur operating losses in the future.

          For the years ended December 31, 2008 and 2009, we generated net income of $233,792 and a net loss of $1,086,989, respectively. Throughout most of our history, we have experienced net losses and negative cash flows from operations. We expect our operating expenses to increase in the future as we expand our operations. Furthermore, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. If our revenues do not grow to offset these increased expenses, we may not be profitable. We cannot assure you that we will be able to achieve or maintain profitability.

Our inability to adapt to rapid technological change could impair our ability to remain competitive.

          The global multi-lingual content delivery industry in which we compete is characterized by rapid technological change, introductions of new products and evolving industry standards. Our ability to attract new customers and increase revenues from customers will depend in significant part on our ability to anticipate industry standards and to continue to enhance existing solutions or introduce or acquire new solutions on a timely basis to keep pace with technological developments. The success of any enhancement or new solution depends on several factors, including the timely completion, introduction and market acceptance of any enhancement to our solution. Any new solution we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenues. If any of our competitors implements new technologies before we are able to implement them, those competitors may be able to provide more effective solutions than ours at lower prices. Any delay or failure in the introduction of new or enhanced solutions could adversely affect our business, results of operations and financial condition.

Our business may be harmed by defects or errors in the services we provide to customers.

          Many of the services we provide are critical to the business operations of our customers. While we maintain general liability insurance, including coverage for errors and omissions, defects or errors in the services we provide could interrupt our customers’ abilities to provide products and services to their customers, resulting in delayed or lost revenue. This could damage our reputation through negative publicity, make it difficult to attract new and retain existing customers, and cause customers to terminate our contracts and seek damages. We may incur additional costs to correct errors or defects. There can be no assurance that our general liability and errors and omissions insurance coverage will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claims.

An interruption or failure of our information technology and communications systems could impair our ability to effectively provide our services, which could damage our reputation and business.

          The provision of our services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could result in interruptions in our services. Interruptions in our services could reduce our revenues and profits, and the Sajan brand could be damaged if people believe our system is unreliable. Our systems are vulnerable to damage or interruption from terrorist attacks, floods, tornados, fires, power loss, telecommunications failures, computer viruses or attempts to harm our systems. Our data centers may be subject to break-ins, sabotage and intentional acts of vandalism, and to other potential disruptions. Some of our systems may not be fully redundant, and our disaster recovery planning may not be able to account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons, or other unanticipated problems at our data centers could result in lengthy interruptions in our services. Any unscheduled interruption in our service will put a burden on the entire organization and would result in an immediate loss of revenue. If we experience frequent or persistent system failures on our web site, our reputation and the Sajan brand could be permanently harmed. The steps required to increase the reliability and redundancy of our systems are expensive, will reduce our operating margins, and may not be successful in reducing the frequency or duration of unscheduled downtime.

The intellectual property of our customers may be damaged, misappropriated, stolen, or lost while in our possession, subjecting us to litigation and other adverse consequences.

          In the course of providing globalization and language translation services to our customers, we take possession of or are granted access to certain intellectual property of such customers. If such intellectual property is damaged, misappropriated, stolen, or lost, we could suffer, among other consequences:

●	claims under indemnification provisions in customer agreements or other liability for damages;

●	delayed or lost revenue due to adverse customer reaction;

●	negative publicity; and

●	litigation that could be costly and time consuming.

          Any adverse impact attributable to any of the foregoing factors would have a material adverse effect on our business and revenues.

We rely on third parties for key aspects of the process of providing services to our customers, and any failure or interruption in the services provided by these third parties could harm our ability to operate our business and damage our reputation.

          We rely on third-party vendors, including data center and bandwidth providers, and we also rely on third parties for key aspects of the process of providing language translation services to our customers. Our revenues and margins are subject to our ability to continue to maintain satisfactory relationships with freelance linguists, who are in high demand worldwide for specific languages. Any disruption in the network access or co-location services provided by these third-party providers or any failure of these third-party providers and freelance linguists to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties the providers face may have negative effects on our business, the nature and extent of which cannot be predicted. We exercise little control over these third party vendors, which increases our vulnerability to problems with the services they provide. We also license technology and related databases from third parties to facilitate aspects of our translation processes and our data center and connectivity operations including, among others, Internet traffic management and search services. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationships with customers and adversely affect the Sajan brand, and could expose us to liabilities to third parties.

Evolving regulation of the Internet may increase our expenditures related to compliance efforts, which may adversely affect our financial condition.

          As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. We are particularly sensitive to these risks because the Internet is a critical component of our on-demand business model. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

We depend on intellectual property rights to protect proprietary technologies, although we may not be able to successfully protect these rights.

          We rely on our proprietary technology to enhance our software and service offerings. We use a combination of patent, trademark, trade secret and copyright law in addition to contractual restrictions to protect our technology. Although we have filed a patent application with the U.S. Patent and Trademark Office covering certain aspects of our technology, there can be no assurance that this application will result in an issued patent or that such patent, if issued, would adequately protect our technology or provide us with a competitive advantage. We may apply for patent protection on our future technology developments to the extent we believe such protection is available and economically warranted. However, there is no assurance that we will file additional applications for patent protection in the United States or in other countries, that any application that we may file will result in an issued patent, or that any issued patent will provide us with a competitive advantage. We have not filed any applications for patent protection in any country other than the United States. As a result, we do not have the right to enforce our rights under any United States patent, if issued, in any foreign country, or to prevent others in foreign countries from utilizing our proprietary technology covered by that patent. Despite our efforts, there can be no assurance that others will not independently develop technology that is similar to our technology, or offer or sell products or services in foreign countries that utilize our technology. The development by others of technology that is similar to our technology, or the sale of products or services in foreign countries that incorporate our technology, would harm our competitive position and have a material adverse effect on our business, results of operations and financial condition.

We may be involved in disputes from time to time relating to our intellectual property and the intellectual property of third parties.

          We may become parties to disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in these disputes. Third parties may raise claims against us alleging infringement or violation of the intellectual property of that third party. Some third party intellectual property rights may be extremely broad, and it may not be possible for us to conduct our operations in such a way as to avoid violating those intellectual property rights. Any such intellectual property claim could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether such claim has merit. Our liability insurance, if any, many not cover potential claims of this type adequately or at all, and we may be required to alter products or pay monetary damages or license fees to third parties, which could have a material adverse affect on our financial condition and results of operations.

Our strategy includes pursuing acquisitions, and our potential inability to successfully integrate newly-acquired companies, businesses or technologies may adversely affect our financial results.

          We believe part of our growth will be driven by acquisitions of other companies or their businesses or technologies. If we complete acquisitions, we face many risks commonly encountered with growth through acquisitions, including:

●	incurring significantly higher than anticipated capital expenditures and operating expenses;
●	failing to assimilate the operations and personnel of the acquired company or business;
●	disrupting our ongoing business;
●	dissipating our management resources;
●	failing to maintain uniform standards, controls and policies; and
●	impairing relationships with employees and customers as a result of changes in management.

          Fully integrating an acquired company, business or technology into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions. To the extent we do not successfully avoid or overcome the risks or problems related to any acquisitions, our results of operations and financial condition could be adversely affected. Future acquisitions also could impact our financial position and capital needs, and could cause substantial fluctuations in our quarterly and yearly results of operations. Acquisitions could include significant goodwill and intangible assets, which may result in future impairment charges that would reduce our stated earnings.

Our ability to use our U.S. net operating loss carryforwards might be limited or eliminated.

          Upon closing the Merger, we have net operating loss carryforwards of approximately $27.1 million, which are potentially available for U.S. federal tax purposes. These loss carryforwards expire between 2014 and 2028. To the extent these net operating loss carryforwards are available, we intend to use them to reduce any corporate income tax liability associated with our operations. Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in stock ownership. As a result, prior or future changes in ownership could put limitations on or eliminate the availability of our net operating loss carryforwards to offset any profit. Rules governing the use of net operating loss carryforwards are complex, and any use of our net operating loss carryforwards could be challenged. To the extent our use of net operating loss carryforwards is significantly limited or eliminated, any income generated by us could be subject to corporate income tax earlier than if we were able to use net operating loss carryforwards, which could result in lower profit.

The markets in which we operate are highly competitive, and our failure to compete successfully would make it difficult for us to add and retain customers and would reduce or impede the growth of our business.

          The markets for global multi-lingual content delivery software and services are increasingly competitive and global. We expect competition to increase in the future both from existing competitors and new companies that may enter our markets. In addition to our existing competitors, we may face competition in the future from companies that do not currently offer globalization or translation services. We may also face competition from internal globalization departments of Fortune 1000 and large emerging companies. Technology companies, information technology services companies, business process outsourcing companies, web consulting firms, technical support call centers, hosting companies and content management providers may choose to broaden their range of services to include globalization or language translation as they expand their operations internationally. Increased competition could result in pricing pressure, reduced sales, lower margins or the failure of our solutions to achieve or maintain broad market acceptance. However, we cannot assure you that new or established competitors will not offer solutions that are superior to or lower in price than ours. We may not have sufficient resources to continue the investments in all areas of software development and marketing needed to maintain our competitive position. In addition, some of our competitors are better capitalized than us, which may provide them with an advantage in developing, marketing or servicing new solutions. Increased competition could reduce our market share, revenues and operating margins, increase our costs of operations and otherwise adversely affect our business.

If we fail to retain our Chief Executive Officer and other key personnel, our business would be harmed and we might not be able to implement our business plan successfully.

          Given the complex nature of the technology on which our business is based and the speed with which such technology advances, our future success is dependent, in large part, upon our ability to attract and retain highly qualified managerial, technical and sales personnel. In particular, Shannon Zimmerman, President and Chief Executive Officer; Angel Zimmerman, Chief Operating Officer; and Vern Hanzlik, Chief Marketing Officer and President of Sajan-Ireland, are critical to the management of our business and operations. Competition for talented personnel is intense, and we cannot be certain that we can retain our managerial, technical and sales personnel or that we can attract, assimilate or retain such personnel in the future. Our inability to attract and retain such personnel could have an adverse effect on our business, results of operations and financial condition.

Our continued growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we will not be able to implement our business plan successfully.

          We have experienced a period of rapid growth in our headcount and operations. To the extent that we are able to sustain such growth, it will place a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part upon the ability of our senior management to manage this growth effectively. To do so, we must continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business would be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. The additional headcount we are adding will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.

We may be exposed to potential risks relating to internal controls over financial reporting and our ability to have those controls attested to by our independent registered public accounting firm.

          As a public company, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. In addition, beginning for the year ending December 31, 2010, the independent registered public accounting firm auditing our financial statements must also attest to and report on our management’s assessment of the effectiveness of our internal control over financial reporting as well as the operating effectiveness of our internal controls. The operations of Sajan, Inc. have never been subject to these requirements, and our management will be required to evaluate our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls as a required part of our Annual Report on Form 10-K for the fiscal year ending December 31, 2010, which must be filed with the SEC on or before March 31, 2011.

          In planning and performing its audits of the consolidated financial statements of Sajan, Inc. as of December 31, 2008 and 2009, Baker Tilly Virchow Krause, LLP, the independent registered public accounting firm of Sajan, Inc., identified a number of deficiencies in internal control that it considered to be material weaknesses and other deficiencies that it considered to be significant deficiencies. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect and correct misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies in internal controls, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented, or detected and corrected on a timely basis. As a result, we will be required to expend significant resources to develop the necessary documentation and testing procedures required by Section 404, and there is a risk that we will not comply with all of the necessary requirements. Accordingly, there can be no assurance we will receive any required attestation from our independent registered public accounting firm. If we cannot remediate the material weaknesses in internal controls identified by our independent registered public accounting firm, identify additional material weaknesses in internal controls that cannot be remediated in a timely manner, or are unable to receive an attestation from our independent registered public accounting firm with respect to internal controls, investors and others with whom we do business may lose confidence in the reliability of our financial statements, and in our ability to obtain equity or debt financing could suffer.

Because our long-term success depends, in part, on our ability to expand the sales of our solutions to customers located outside of the United States, our business will be susceptible to risks associated with international operations.

          We have limited experience operating in foreign jurisdictions. In 2008, we opened Sajan-India in Delhi, India, and in 2009, we opened Sajan-Ireland in Dublin, Ireland. Our inexperience in operating our business outside of North America increases the risk that our current and any future international expansion efforts will not be successful. Conducting international operations subjects us to risks that, generally, we have not faced in the United States, including:

●	fluctuations in currency exchange rates;

●	unexpected changes in foreign regulatory requirements;
●	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;
●	difficulties in managing and staffing international operations;
●	potentially adverse tax consequences, including the complexities of foreign value-added tax systems and restrictions on the repatriation of earnings;
●	the burdens of complying with a wide variety of foreign laws and different legal standards, including laws and regulations related to privacy;
●	increased financial accounting and reporting burdens and complexities;
●	political, social and economic instability abroad, and terrorist attacks and security concerns in general; and
●	reduced or varied protection for intellectual property rights in some countries.

          The occurrence of any one of these risks could negatively affect our international business and, consequently, our results of operations generally. Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing, acquiring, operating or integrating operations in other countries will produce desired levels of revenues or profitability.

Our management has limited experience operating as a public company.

          The members of our current management have limited experience operating a public company. We have seven directors and four new members of management. Of these individuals, only director and executive officer Vern Hanzlik and directors Michael W. Rogers, Richard C. Perkins and Benno G. Sand have experience managing a public company. Therefore, most of our officers and directors have had limited experience in complying with the various rules and regulations that are required of a public company. We may not be able to operate successfully as a public company, even if our business operations are successful. Our inability to successfully operate as a public company could have a material adverse effect on our business, financial condition and operating results and on our ability to obtain equity or debt financing.

We cannot predict the outcome of the lawsuit with Tiberius or the lawsuit with Ms. Natzel, and an unfavorable outcome of either of these lawsuits could have a material adverse effect on our business, financial condition and operating results.

          As described in section titled “Legal Proceedings” above, MathStar and Sajan, among others, are parties to a lawsuit involving Tiberius, and Sajan is a party to the lawsuit filed by Mary Jo Natzel. Although our management believes that Tiberius’s counterclaims and Ms. Natzel’s claims are without merit, we cannot predict the outcome of either of these lawsuits. In the event of unexpected future developments, it is possible that the ultimate resolution of these lawsuits, if unfavorable, could have a material adverse effect on our business, financial condition and operating results. Even if we ultimately prevail in the lawsuits, legal and other fees associated with the lawsuits could be significant. In addition, there may also be adverse publicity associated with legal proceedings that could negatively affect the perception of our business, regardless of whether the allegations made by Tiberius and Ms. Natzel are valid or whether we are ultimately found liable. As a result, these lawsuits may have a material adverse effect on our business, financial condition and operating results.

We may need additional financing in the future, which may not be available, and any such financing will likely dilute our existing stockholders.

          We may require additional financing in the future, which could be sought from a number of sources, including, but not limited to, additional sales of equity or debt securities or loans from banks or other financial institutions. There can be no certainty that any such financing will be available to us or, if available, on terms favorable to us. If additional funds are raised by the issuance of our equity securities, such as through the issuance of stock, convertible securities, or the issuance and exercise of warrants, then the ownership interests of our existing stockholders will be diluted and our ability to utilize accumulated net operating loss carryforwards could be impaired or terminated. If we raise additional funds by issuing debt or other instruments, we may become subject to certain operational limitations, and such securities may have rights senior to those of our common stock. The current recession may cause any debt or equity financing to be more difficult to obtain, more costly and more dilutive. If adequate funds are not available on acceptable terms, we may be unable to fund the operation or expansion of our business. Our failure to obtain any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our business strategy and on our financial performance and stock price, and could require us to delay or abandon our growth strategy.

Risks Related to Ownership of Our Common Stock

An active trading market in our common stock may not develop or be adequately maintained, and our common stock may be subject to volatile price and volume fluctuations.

          An active trading market in our common stock may not develop or be adequately maintained. Shares of our common stock are quoted on the Pink OTC Markets system and are not listed on any stock exchange, which may limit your ability to sell your shares in our company. The overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. These fluctuations have been extremely volatile and are often unrelated or disproportionate to operating performance. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid for your shares. In addition to the factors discussed elsewhere in this section, many factors, most of which are outside of our control, could cause the market price of our common stock to decrease significantly, including:

●	variations in our quarterly operating results;
●	decreases in market valuations of similar companies;
●	the failure of securities analysts to cover our common stock or changes in financial estimates by analysts who cover us, our competitors or our industry; and
●	fluctuations in stock market prices and volumes.

          These broad market fluctuations could result in extreme fluctuations in the price of our common stock, which could cause a decline in the value of our common stock.

Our quarterly results of operations may fluctuate in the future, which could result in volatility in our stock price.

          Our quarterly revenues and results of operations have varied in the past and may fluctuate as a result of a variety of factors. If our quarterly revenues or results of operations fluctuate, the price of our common stock could decline substantially. Fluctuations in our results of operations may be due to a number of factors, including, but not limited to, those listed below and identified throughout this “Risk Factors” section:

●	our ability to retain and increase sales to current customers and attract new customers, including our ability to maintain and increase our number of recurring revenue customers;
●	the timing and success of introductions of new solutions or upgrades by us or our competitors;
●	the strength of the economy, in particular as it affects globalization activity;
●	changes in our pricing policies or those of our competitors;
●	competition, including entry into the industry by new competitors and new offerings by existing competitors;
●	the amount and timing of expenditures related to operating as a public company, expanding our operations, research and development, acquisitions, or introducing new solutions; and
●	changes in the payment terms for our solutions.

          Due to these and other factors, including the risks discussed in this Current Report on Form 8-K, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance.

Future sales of our shares may cause the market price of our securities to drop significantly, even if our business is doing well.

          The former shareholders of Sajan, Inc. will not be able to sell any of their shares of our common stock for a period of six months (12 months for directors and executive officers) after the Effective Date. The presence of these additional shares trading in the public market may have an adverse effect on the market price of our common stock. Any such sale could cause the market price of our common stock to decline.

We may be unable to cause our securities to be listed on the NASDAQ Stock Market, which could limit investors’ ability to make transactions in our securities and subject shareholders to additional trading restrictions.

          We intend to continue to be listed on the Pink Quote system of the Pink OTC Market until such time we satisfy the relevant listing requirements to have our common stock listed on the NASDAQ Global Market or the NASDAQ Capital Market. However, there can be no assurance we will ever be able to meet NASDAQ’s initial listing requirements, in which case our securities may continue to be listed on the Pink OTC Market indefinitely.

          If we are unable to cause our securities to be listed on the NASDAQ Stock Market, we and our stockholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●

a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Current members of our management own a significant percentage of the outstanding shares of our common stock, which could limit other stockholders’ influence on corporate matters.

          As of the closing of the Merger, Shannon Zimmerman and Angel Zimmerman, who are directors and executive officers after the merger, collectively own approximately 32.7% of the outstanding shares of our common stock. Accordingly, these individuals are able to exert substantial influence over our affairs, including the election and removal of directors and all other matters requiring stockholder approval, including the future merger, consolidation or sale of our company. This concentrated control could discourage others from initiating any potential merger, takeover, or other change-of-control transactions that may otherwise be beneficial to our stockholders. Furthermore, this concentrated control will limit the practical effect of the stockholders’ participation in our corporate matters, through stockholder votes and otherwise. As a result, the return on your investment in our common stock through the sale of your shares could be adversely affected.

Provisions in our charter documents and Delaware law may inhibit a takeover, which could limit the price potential investors might be willing to pay in the future for our common stock and could entrench management.

          Our certificate of incorporation and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in our best interests. Our board of directors has the ability to designate the terms of and issue new series of preferred stock which could be issued to create different or greater voting rights which may affect an acquiror’s ability to gain control of our company. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make it more difficult to remove management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our shares.

Our certificate of incorporation grants our board of directors the power to designate and issue additional shares of common and preferred stock.

          Our authorized capital consists of 18,000,000 shares of MathStar common stock and 10,000,000 shares of undesignated preferred stock. Pursuant to authority granted by our certificate of incorporation, our board of directors, without any action by our stockholders, may designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate, and establish the rights, preferences, and privileges of such shares, including dividends, liquidation, and voting rights. The rights of holders of other classes or series of preferred stock that may be issued could be superior to the rights of our common stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to the shares of our common stock. Any issuances of additional capital stock (common or preferred), will dilute the percentage of ownership interest of the former shareholders of Sajan, Inc. receiving shares of our common stock in the Merger.

Our certificate of incorporation and bylaws limit directors’ liability to stockholders.

          As permitted by Delaware law, our certificate of incorporation and bylaws provide that each director shall have no personal liability for monetary damages for any breach of fiduciary duties to us, subject to certain exceptions. These provisions may reduce the likelihood of derivative litigation against directors and may discourage stockholders from bringing a lawsuit against directors for any breach of our fiduciary duties.

After the Merger, we do not intend to pay dividends on the our common stock for the foreseeable future.

          We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Therefore, you should not expect to receive dividend income from shares of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

          After the Effective Date, the former operations of Sajan, Inc. will be conducted through Sajan, which is now a wholly-owned subsidiary of MathStar. References to “Sajan” in this discussion and to Sajan’s historical financial results mean Sajan, Inc. and its historical financial results before the Effective Date. We intend to change the name of MathStar to Sajan, Inc. before March 31, 2010.

Background

          Founded in 1998, Sajan, Inc., based in River Falls, Wisconsin, is an emerging provider of language translation services and technology solutions. Sajan’s core Global Communication Management System (GCMS) is used internally for company provided translation services. Beginning in 2010, Sajan started to offer GCMS commercially on a stand-alone basis to be used by enterprise customers to self-manage their translation requirements. Sajan’s capabilities are offered to the market as either a Technology Enabled Service Model, which means we provide all of the customer’s language translation needs; a Managed Service Model, which means we offer customers the use of our technology and operations staff to manage translators, and a Licensed Software Model, which means we offer a technology-only solution that is independently operated by our customers. Sajan’s solution is used to manage the end-to-end process of content globalization, which is the project, process and delivery management of content translated and localized into multiple languages across the enterprise. Content is localized across the enterprise for a wide variety of high value-added purposes and uses, most notably, product sales and marketing, packaging, user manuals, technical support and training, as well as internal requirements.

          The GCMS platform is an integrated, fully SaaS-enabled solution suite that provides the tools to authors, linguists, graphic artists, project operations and publishing staff needed to automate the project cycle for content localization from creation to delivery and to leverage enterprise translation memory (TM). Translation services are traditionally delivered on a per word cost basis, with ancillary fees for related services such as pre-and post-production content lay-out and TM integration. TM is the repository of past translation work which, in the case of GCMS, is parsed and stored contextually in a readily accessible data environment using proprietary algorithms that attempts to match current content with past translations. Properly optimized, the reuse of past translations from TM can significantly reduce operating costs and is an asset that is often under utilized within the enterprise due to a lack of technology investment, fragmented responsibility of TM across the enterprise, fragmented service providers, or a lack of awareness of the economic value of TM. Sajan’s business model and strategy are focused on providing services and technologies to remedy such situations and facilitate enterprise customers’ optimization TM. Sajan’s solutions increase worker productivity, accelerate critical time-to-market for customers, enhance the quality of globalized enterprise content, increase operational efficiency and reduce operating costs.

          In the year ended December 31, 2008, Sajan reported total revenues of $10,714,000, with an income from operations of $618,000. In the year ended December 31, 2009, Sajan reported 18.8% growth in total revenues to reach $12,726,000, with a loss from operations totaling $1,160,000 and a net loss of $1,087,000.

Factors Affecting Comparability

          Set forth below are selected factors believed to have had, or which can be expected to have, a significant effect on the comparability of the recent operating results of Sajan, Inc. and our company’s future results of operations:

          Public company expenses. As a result of the Merger, we will need to comply with laws, regulations and requirements that were not applicable to Sajan, Inc. as a private company, including certain provisions of the Sarbanes-Oxley Act of 2002, related SEC regulations, and any listing requirements (such as those of the NASDAQ Stock Market).

          Compliance with the requirements of being a public company will require an increase in general and administrative expenses to pay employees, legal counsel and accountants to assist in, among other things, external reporting, developing and monitoring a more comprehensive compliance oversight, enhancing corporate governance, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and preparing and distributing periodic public reports in compliance with obligations under the federal securities laws. In addition, it is anticipated that there will be additional costs with the auditing firm due to quarterly reviews and additional auditing work required in a public arena. It is also anticipated that being a public company will make it more expensive to obtain director and officer liability insurance.

Critical Accounting Policies and Estimates

          The discussion of the financial condition and results of operations of Sajan, Inc. is based upon its consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, management evaluates its estimates and judgments, including those discussed below. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The results of management’s analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to the consolidated financial statements. Management believes the following critical accounting policies involve significant judgments and estimates in the preparation of our consolidated financial statements:

          Revenue Recognition

          Sajan recognizes revenue as services are performed and amounts are earned. Sajan considers amounts to be earned when (1) persuasive evidence of an arrangement has been obtained; (2) services are delivered; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. Determination of criteria (3) and (4) is based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the ability to collect those fees.

          Sajan’s agreements with its customers may informally provide the customer with a limited time period following delivery during which Sajan will attempt to address any non-conformity to previously agreed upon objective specifications relating to the work. Revenue is recognized as services are delivered in accordance with the terms of the agreement with the customer, are not contingent, and are earned.

          Management believes recognition of revenue at the time services are delivered is appropriate because its obligations under such provisions are limited in time, limited in scope, and historically have not involved significant costs. For the year ended December 31, 2009, Sajan had minimal revenues related to the sale of licenses.

          Revenues recognized in excess of billings are recorded as unbilled services. Billings in excess of revenues recognized are recorded as deferred revenues until revenue recognition criteria are met.

          Income Taxes

          Income taxes are provided for tax effects of transactions reported in the consolidated financial statements and consist of income taxes currently due plus deferred income taxes related to timing differences between the basis of certain assets and liabilities for financial statements and income tax reporting. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance for the net deferred tax assets is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

          As of the Effective Date of the Merger, Sajan had access to MathStar’s accumulated net operating loss of approximately $27.1 million to offset future income tax liabilities, subject to limitations as provided in Section 382 of the Internal Revenue Service Code of 1986, as amended, which will continue to be available to it provided there is no change of control, as defined in Section 382, following the Effective Date. Based upon the provisions of Section 382, an amount of up to 4.14% of the available net operating loss is available on an annual basis. The company is allowed to issue shares in each year subsequent to the Effective Date in an amount not to exceed 10% of the share count at the beginning of such year without violating the Section 382 change of control limitations, even if such issuance were to constitute a change of control as defined in Section 382.

          Software Development Costs

          Sajan capitalizes software costs incurred during the software application development stage when the software is internally developed solely to meet the entity’s internal needs and no substantive plans exist or are being developed to market the software externally. Costs capitalized include external direct costs of materials and services and internal payroll and payroll-related costs. Any costs during the preliminary project stage or related to training or maintenance are expensed as incurred. Capitalization ceases when the software project is substantially complete and ready for its intended use. The capitalization and ongoing assessment of recoverability of development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life.

          When a project is ready for its intended use, Sajan amortizes such costs over the estimated useful life of three years. Costs capitalized were $567,000 and $590,000 for the years ended December 31, 2009 and December 31, 2008, respectively. Amortization expense on software development costs were $532,000 and $391,000 for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, estimated amortization expense for capitalized software costs were $478,000, $306,000, and $93,000 for the years ending December 31, 2010, 2011 and 2012, respectively.

          Stock-based Compensation

          Sajan measures and recognizes compensation expense for all stock-based compensation at fair value. Sajan’s determination of fair value of share-based compensation awards on the date of grant using an option-pricing model is affected by Sajan’s stock price as well as assumptions regarding a number of variables. These variables include, but are not limited to, Sajan’s expected stock price volatility and actual and projected stock option exercise behaviors and forfeitures. An option’s expected term is the estimated period between the grant date and the exercise date of the option. As the expected term increases, the fair value of the option and the compensation cost will also increase. The expected-term assumption is generally calculated using historical stock option exercise data. Sajan does not have historical exercise data to develop such an assumption. In cases where companies do not have historical data and where the options meet certain criteria, SEC Staff Accounting Bulletin 107 (“SAB 107”) provides the use of a simplified expected-term calculation. Accordingly, Sajan calculated the expected terms using the SAB 107 simplified method.

          Sajan calculates expected volatility for stock options and awards using an industry index and comparable companies, as Sajan does not have sufficient information to utilize a historical volatility. Sajan considers the Dow Jones software and computer services small cap technology index to be representative of Sajan’s size and industry and has used the historical closing total return values of that index for the three years prior to the date of grant to estimate volatility. Management expects and estimates that substantially all employee stock options will vest, and therefore the forfeiture rate used was zero.

          The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of grant.

          Source of Revenues

          Sajan generates revenues by providing language translation services to customers for which we are paid based upon the number of words translated and by the languages involved. The price charged per word per language varies depending upon the language, the availability of translator resources and the extent to which our TM algorithms have been applied to reuse prior translation work. We break out for financial reporting purposes revenues for which we incurred direct cost of revenues with linguists versus revenues where the translation is machine-based from TM. In late 2010, we expect that we will begin generating revenue on a product only basis, for which we will also receive revenue on a per word basis similar to our services business model based upon the number of words processed through GCMS by our product customers.

          Operating Expenses

          We allocate certain occupancy and general office related expenses, such as rent, utilities and office supplies, to cost of revenues and operating expense categories based upon headcount.

          Cost of Revenue

          Cost of revenue is highly variable based upon the volume of translation services revenue. We work with freelance linguists who complete the actual language translation, and they are paid on a per word basis. The fixed component of cost of revenue is comprised of the global operations staff located principally in our River Falls, Wisconsin location and also in our Dublin, Ireland location that is responsible for project and process management, quality control, operational integration, vendor management and production operations. Over the long term, we expect cost of revenue will grow in absolute dollars, as we expect to continue to grow our revenue, but decrease as a percentage of revenue due to economies of scale, more efficient sourcing and operational efficiencies from ongoing investment in our GCMS platform. Cost of revenue excludes depreciation and amortization of $943,000 and $678,000 for the years ended December 31, 2009 and December 31, 2008, respectively, which are included in general and administrative expenses.

          Sales and Marketing Expenses

          Sales and marketing expense consists primarily of advertising and promotional costs, wages and benefits for sales and marketing personnel, commissions and partner referral fees. Advertising costs consist of pay-per-click payments to search engines and print advertisements in trade journals. Advertising costs are expensed as incurred. Promotional costs consist primarily of public relations, memberships and event costs. As we move into full commercial launch of our product solution in 2010, we expect advertising and marketing expense to increase proportionally faster than product sales during the year, but to decrease slightly as a percentage of total sales.

          Research and Development Expenses

          Research and development expenses consist primarily of wages and benefits for product strategy and development personnel. We have focused our research and development efforts more recently on the industrialization of the GCMS platform and its component modules for general release and independent use by the various participants involved in the content globalization process and for the ability to host GCMS utilizing cloud computing methodologies. Functional development has continued in parallel on improving ease of use, functionality, scalability and efficiency of TM processing.

          We capitalize development costs as noted previously and amortize such costs over 36 months, with such amortization reflected in general and administrative costs, as noted below. The research and development organization is located principally at Sajan-India and at Sajan-Ireland. We expect that on an annual basis, research and development expenses will increase in absolute dollars as we continue to enhance and expand our product offerings, but decrease as a percentage of revenues as we expect to continue to grow our revenues at a faster rate.

          General and Administrative Expenses

          General and administrative expenses consist primarily of wages and benefits for administrative, human resources, internal information technology support, finance and accounting personnel, depreciation and amortization, professional fees, certain taxes and other corporate expenses. We expect that general and administrative expenses will increase as we continue to add personnel in connection with the anticipated growth of our business and incur costs related to operating as a public company. Therefore, we expect that our general and administrative expenses will increase in absolute dollars and on a percentage basis in 2010 reflecting the cost of being public and subsequently increase in absolute dollars but, decrease on a percentage basis as sales increase.

Results of Operations

          Comparison of Years ended December 31, 2009 and 2008

          Revenue. Revenue for 2009 was $12.7 million, an increase of $2.0 million, or 18.8%, as compared to revenue of $10.7 million for 2008. The increase in revenue resulted from both an increase in the number of customers and the growth of business with existing customers. Translation services done manually by freelance linguists accounted for virtually all the growth in revenue.

          Cost of Revenue. Cost of revenue of $7.0 million increased $2.3 million, or 48% over cost of revenue of $4.7 million for 2008. As a percentage of revenue, cost of revenue was 55% in 2009 compared to 44% for 2008. The increase in expenses resulted from growth in words processed; investment in the launch of Sajan-Ireland, where we added five staff during 2009, as well as the associated facilities and operational costs; and investment in the operations staff in River Falls in support of anticipated growth. The increase in cost of revenues as a percentage of revenue reflects market conditions that led to increasingly competitive bids for business and the initiation of a contract for a major customer that was purposefully bid with sub-standard margins to break into the account and position us for future opportunities. Cost of revenue excludes depreciation and amortization of $943,000 and $678,000 for the years ended December 31, 2009 and December 31, 2008, respectively, which are included in general and administrative expenses.

          Sales and Marketing. Sales and marketing expense of $3.4 million grew $496,000, or 17%, over sales and marketing expense of $2.9 million for 2008. The increase reflects the addition of selling staff, higher commissions due to higher revenues, and increased marketing expense. As a percentage of revenue, sales and marketing expense was 26.8% in 2009, a slight reduction from 27.2% in 2008, reflecting management’s intentional restraint on discretionary marketing spending in light of the lower gross margin resulting from the increase in cost of revenue as a percentage of revenue as described above.

          Research and Development. Research and development expense of $596,000 grew $193,000, or 47.9%, over research and development expense of $403,000 in 2008. As a percentage of revenue, research and development expense increased slightly to 4.6% in 2009 from 3.8% in 2008, reflecting the growth in investment in research and development staff in support of Sajan’s schedule to release GCMS as a product platform to Beta customers in late third quarter of 2009. Staffing was increased principally at Sajan-India, where costs are significantly lower.

          General and Administrative. General and administrative expense of $2.9 million increased $824,000, or 40.2%, over general and administrative expense of $2.1 million in 2008.

As a percentage of revenue, general and administrative expense was 22.6%, a slight increase from 19.1% in 2008, reflecting principally non-recurring costs estimated by management of approximately $264,000 in advisor, legal and accounting fees associated with the Merger.

          Other Income (expense). Other expense of $243,000 increased $40,000, or 19.7%, over other expense of $203,000 in 2008. The increase was due principally for interest expenses related to the mortgage on the buildings owned by River Valley Business Center, LLC, which owns the real estate leased by Sajan.

Off-Balance Sheet Arrangements

          Other than operating leases, Sajan does not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Liquidity and Capital Resources

          At December 31, 2009, our principal source of liquidity was our bank line of credit, as we were in a net borrowing position. From inception until 2006, we were funded largely by internally generated funds, bank loans and customer advances. In 2006, we raised $2.0 million of outside capital to fund investments in our sales and marketing organization to accelerate our growth. In the immediate future, we anticipate that we will generate positive cash flow from operations, but we may require investment capital to fund monthly cash flow requirements, investments in our organizational infrastructure for the launch of our business products and, potentially, for acquisitions. This was a primary motivation for the Merger, in addition to providing access to public market securities for the liquidity of former Sajan shareholders and also access to capital on an efficient basis.

          Following the completion of the Merger, we believe that our cash, cash equivalents and marketable securities and operating cash flows will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. Thereafter, we may need to raise additional funds through public or private financings or borrowings to fund our operations, to develop or enhance products, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If required, additional financing may not be available on terms that are favorable to us, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders or we may be subject to covenants that restrict how we conduct our business. No assurance can be given that additional financing will be available or that, if available, such financing can be obtained on terms favorable to our stockholders and us.

          Since January 1, 2007, inflation and changing prices have not had a material effect on our business. In light of the current economic recession, we are unable to predict whether inflation or changing prices will materially affect our business in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

          The following table contains certain information regarding the beneficial ownership of MathStar’s common stock as of February 15, 2010 (except as otherwise indicated) and immediately after the Merger by (i) each person who is known by MathStar to own beneficially more than 5% of the outstanding shares of our common stock; (ii) each post-Merger director of MathStar; (iii) each post-Merger executive officer of MathStar; and (iv) all post-Merger executive officers and directors as a group. This information is based on information received from or on behalf of the named individuals. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner(1)	Number of Shares(2)		Percentage Ownership(2)

Officers and Directors

Shannon Zimmerman	2,618,437		16.4%

Angel Zimmerman	2,618,437		16.4%

Vern Hanzlik	291,266	(3)	1.8%

Peter Shutte	59,952	(4)	*

Kris Tufto	6,891	(5)	*

Michael W. Rogers	22,203	(6)	*

Benno G. Sand c/o FSI International, Inc. 3455 Lyman Boulevard Chaska, MN 55318	17,334	(7)	*

Richard C. Perkins c/o Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	1,666	(8)	*

All directors and executive officers as a group (8 individuals)(9)	5,636,186	(10)	34.5%

Greater than 5% stockholders
S. Muoio & Co. LLC
509 Madison Ave., Suite 446
New York, NY 10022	951,884	(11)	5.9%

*        Less than one percent.

(1)      Unless otherwise indicated the business address of each individual is c/o Sajan, 625 Whitetail Blvd., River Falls, Wisconsin 54022.

(2)      Based on 16,009,331 shares of MathStar common stock outstanding after the Merger. Such number does not include shares of MathStar common stock issuable upon exercise of stock options and warrants outstanding as of February 15, 2010. Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person(s) on February 15, 2010 or within 60 days of February 15, 2010 upon the exercise of stock options and warrants.

(3)      Includes options to purchase 251,891 shares of MathStar common stock based on the conversion of options to purchase 205,625 shares of Sajan, Inc. common stock that are currently exercisable or will become exercisable within 60 days of February 15, 2010, and 8,750 shares of MathStar common stock Mr. Hanzlik owned before the Effective Date.

(4)      Includes options to purchase 59,952 shares of MathStar common stock based on the conversion of options to purchase 45,880 shares of Sajan, Inc. common stock that are exercisable within 60 days of February 15, 2010.

(5)      Includes options to purchase 6,891 shares of MathStar common stock based on the conversion of options to purchase 5,625 shares of Sajan, Inc. common stock that are currently exercisable or will become exercisable within 60 days of February 15, 2010.

(6)      Includes options to purchase 6,891 shares of MathStar common stock based on the conversion of options to purchase 5,625 shares of Sajan, Inc. common stock that are currently exercisable or will become exercisable within 60 days of February 15, 2010.

(7)      Includes options to purchase 14,667 shares of MathStar common stock. that are currently exercisable or will become exercisable within 60 days of February 15, 2010.

(8)      Consists of an option to purchase 1,666 shares of MathStar common stock that will become exercisable within 60 days of February 15, 2010. Does not includes 96,420 shares or warrants to purchase 4,667 shares of MathStar common stock held in client accounts for which Perkins Capital Management, Inc. (“PCM”) is the investment advisor. Mr. Perkins is the holder of 20% of the outstanding equity interests and Executive Vice President/Portfolio Manager of PCM and disclaims beneficial ownership over these 96,420 shares and warrants to purchase 4,667 shares.

(9)      Consists of Ms. Zimmerman and Messrs. Zimmerman, Hanzlik, Shutte, Rogers, Tufto, Sand and Perkins.

(10)    Consists of 5,294,228 outstanding shares of MathStar common stock and options to purchase a total of 341,958 shares of MathStar common stock. See Footnotes 3, 4, 5, 6, 7 and 8 above.

(11)    Reflects information derived from Amendment No. 3 to a Schedule 13D filed on July 1, 2009 with the SEC by S. Muoio & Co. LLC (“SMC”) and Salvatore Muoio and a Form 4 filed with the SEC by SMC and Mr. Muoio on October 1, 2009. According to the Schedule 13D, as amended, and the Form 4, Mr. Muoio and SMC share voting and dispositive power with respect to these shares, and Mr. Muoio is the managing member of SMC, an investment management firm that serves as the general partner and/or investment manager to a number of private investment vehicles and managed accounts.

DIRECTORS AND EXECUTIVE OFFICERS

          Our executive officers and directors as of the Effective Date are as follows:

Name	Age	Positions
Shannon Zimmerman	37	President, Chief Executive Officer, interim
		Chief Financial Officer and Chairman
Angela (Angel) Zimmerman	37	Chief Operating Officer and a Director

Vern Hanzlik	52	Chief Marketing Officer, President of Sajan
		Software Ltd. and a Director
Peter Shutte	48	Vice President of Worldwide Sales
Richard C. Perkins	56	Director
Michael W. Rogers	54	Director
Benno G. Sand	55	Director
Kris Tufto	54	Director

          Shannon Zimmerman. Mr. Zimmerman became MathStar’s President, Chief Executive Officer, interim Chief Financial Officer and Chairman on the Effective Date, and since such date has also held these positions with Sajan. He co-founded Sajan, Inc. in 1998 along with Angela Zimmerman, and served as Chairman and Chief Executive Officer of Sajan, Inc. since its inception until the Effective Date. Mr. Zimmerman is the spouse of Angela Zimmerman. Mr. Zimmerman has served in technology focused and strategic business leadership roles in the telecommunications, healthcare, manufacturing, and service industries.

          Angela (Angel) Zimmerman. Ms. Zimmerman became MathStar’s Chief Operating Officer and a director, and Chief Operating Officer and a member of the board of managers of Sajan, on the Effective Date. She co-founded Sajan, Inc. in 1998, and served as President, Chief Operating Officer, Treasurer and a director of Sajan, Inc. since its inception until the Effective Date. Ms. Zimmerman is the spouse of Shannon Zimmerman.

          Vern Hanzlik. Mr. Hanzlik became MathStar’s Chief Marketing Officer and a director, as well as a member of the board of managers of Sajan, on the Effective Date. He served as a director of Sajan, Inc. from April 2006 until the Effective Date, as Chief Marketing Officer of Sajan, Inc. from December 2006 until the Effective Date, and as President of Sajan-Ireland since June 2009. Mr. Hanzlik was a co-founder of Stellent, Inc., which was a publicly-held provider of content and document management software and services located in Eden Prairie, Minnesota, until it was acquired by Oracle Corporation in 2006. While with Stellent, Inc., he served as Vice President of Product Marketing and Business Development from 1995 to 1999, as President and Chief Executive Officer from 1999 through March 2003, and as Executive Vice President of Compliance and Strategic Alliances from January 2004 through February 2006.

          Peter Shutte. Mr. Shutte became Vice President of Worldwide Sales of MathStar and Sajan on the Effective Date. He served as Vice President of Business Development of Sajan, Inc. from February 2009 until the Effective Date and as Vice President of Worldwide Sales from June 2009 until the Effective Date. From 2006 through 2008, he provided sales consulting services for Openwater Networks, Inc. a privately-held enterprise software company. Mr. Shutte also served as Vice President of Sales of Nsite, a SaaS-based business process management system company, which was acquired by Business Objects in 2006. From 1999 to 2004, he served as Director of Enterprise Sales of WebEx, once a publicly-held on-line web conferencing company, now owned by Cisco Systems, Inc. Mr. Shutte was a co-founder of Workgroup Technology, a product data management and product lifecycle management company that focused on the management of parametric technologies pro/engineer data. With Workgroup Technology, from 1992 to 1999, he served as Director of North America Channel Sales and as General Manager of European Operations.

          Benno G. Sand. Mr. Sand has been a director of MathStar since August 2001 and a member of the board of managers of Sajan since December 3, 2009. He is Executive Vice President, Business Development, Investor Relations and Secretary at FSI International, Inc. (NASDAQ: FSII), a global supplier of wafer-cleaning and resist-processing equipment and technology, and he has served in such positions since January 2000. Mr. Sand also serves on the board of Digitiliti, Inc. (DIGI: OTC), which develops and markets on-line management services. He also serves on the boards of several subsidiaries of FSI International, Inc. and other privately-held companies. Throughout his career, Mr. Sand has served as a director of various public and private companies and several community organizations.

          Richard C. Perkins. Mr. Perkins has been a director of MathStar since February 26, 2009 and a member of the board of managers of Sajan since December 3, 2009. He is a Chartered Financial Analyst, has been Executive Vice President and Portfolio Manager of Perkins Capital Management, Inc. since 1990, and has over 30 years of experience in the investment business. From 1978 until 1990, Mr. Perkins was an Investment Executive with Piper, Jaffray & Hopwood, Incorporated, an investment banking firm. From 1975 through 1977, he was a Grain Merchandiser with General Mills, Inc. Mr. Perkins served as President of the Board of Directors, YMCA Camp Olson in Rochester, Minnesota from 1983 through 1986 and again from 2004 through 2006. He has also served on the boards of several privately-held companies.

          Michael W. Rogers. Mr. Rogers became a director of MathStar and a member of the board of managers of Sajan on the Effective Date. He has served as a member of the board of directors of Sajan, Inc. from April 2006 until the Effective Date. From March 2002 until 2006, he served as a consultant to several early-stage technology companies. In 1985, Mr. Rogers founded Ontrack Data International, Inc., a once publicly-held provider of computer data recovery services and electronic discovery services located in Eden Prairie, Minnesota, which was acquired by Kroll, Inc. in June 2002. He served as Chief Executive Officer of Ontrack Data International, Inc. from 1986 to 2001, and as Chairman from 1989 to 2002.

          Kris Tufto. Mr. Tufto joined the MathStar board of directors and the board of managers of Sajan on the Effective Date. He served as a member of Sajan’s board of directors from February 2006 until the Effective Date. From April 2005 until February 2006, he served as an executive with or consultant to several early-stage technology companies. Mr. Tufto was President and Chief Executive Officer of Jasc Software, Inc., a provider of digital imaging software based in Eden Prairie, Minnesota, from March 1998 through March 2005. Jasc Software, Inc. was acquired by Corel Corporation in 2004.

EXECUTIVE COMPENSATION

          The following table sets forth information about compensation awarded, earned by or paid to MathStar’s named executive officers – its principal executive officer, principal financial officer and other executive officers for whom it is required to disclose compensation under Item 402 of Registration Statement S-K – for the years ended December 31, 2009 and 2008.

Summary Compensation Table – 2009 and 2008

Name and Principal Position	Year	Salary($)	Option Awards ($)(1)	All Other Compensation($)		Total($)
Alexander H. Danzberger, Jr.	2009	$120,000	$11,800	$—		$131,800
Former Chief Executive Officer and Chief Financial Officer(2)	2008	$—	$—	$—		$—

Douglas M. Pihl	2009	$117,115	$—	$121,776	(5)	$238,891
Former Chief Executive Officer and Chief Financial Officer(3)	2008	$216,286	$20,767	$226,278	(6)	$463,331

John M. Jennings	2009	$83,135	$—	$—		$83,135
Former Chief Accounting Officer(4)	2008	$135,665	$11,153	$85,011	(7)	$231,829

(1)

The value of the option awards is the amount of the awards that MathStar recognizes for financial reporting purposes. Refer to “Note 1 – Significant Accounting Policies – Stock-Based Compensation” in MathStar’s Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions used in calculating the expense.

(2)	Mr. Danzberger was retained as Chief Executive Officer and Chief Financial Officer of MathStar effective August 14, 2009, and resigned from such positions on the Effective Date.

(3)	Mr. Pihl resigned as an officer and director of MathStar effective July 14, 2009.

(4)	Mr. Jennings resigned as Chief Accounting Officer of MathStar effective February 4, 2010.

(5)	Consists of $5,782 in health and life insurance premiums and a net $115,994 severance payment. Takes into account the $119,441 repaid by Mr. Pihl to MathStar in 2009.

(6)	Consists of $9,992 in health and life insurance premiums and a $216,286 severance payment.

(7)	Consists of $5,011 in health and life insurance premiums and an $80,000 severance payment.

Disclosure to Summary Compensation Table

          Under the terms of an agreement signed August 14, 2009, but effective as of August 1, 2009 (the “AHA Agreement”), between MathStar and A. Harris & Associates, LLC (“AHA”), of which Mr. Danzberger is the President and sole member, MathStar paid AHA a $20,000 retention fee, paid to AHA a monthly retainer of $20,000, and reimbursed AHA its reasonable out-of-pocket expenses. Under the AHA Agreement, MathStar also granted to AHA a five-year option on August 14, 2009 to purchase 15,000 shares of MathStar’s common stock. The five-year option vested upon completion of the Merger. Mr. Danzberger resigned as an officer of MathStar, and the AHA Agreement terminated, both on the Effective Date.

          At a meeting of the board of directors of MathStar held on May 20, 2008, and in connection with the curtailment of MathStar’s operations before the Merger, the board approved severance amounts for all of MathStar employees, including Douglas M. Pihl, then its Chief Executive Officer. The severance payments subsequently were made to all of MathStar’s employees, including a $216,286 severance payment to Mr. Pihl under a Severance Agreement dated as of July 14, 2008 (the “2008 Severance Agreement”). Because it was not the board’s intent to pay Mr. Pihl a severance payment until his employment with MathStar was severed, on May 7, 2009, MathStar entered into an agreement with Mr. Pihl (the “Amendment”), under which the parties amended the 2008 Severance Agreement. Under the Amendment, Mr. Pihl paid back to MathStar the severance payment that MathStar had paid to him under the 2008 Severance Agreement, net of withholdings, consisting of a payment of $118,112, plus interest, for a total repayment amount of $119,441. The Amendment provided for a severance payment by MathStar to Mr. Pihl equal to 12 months of Mr. Pihl’s salary in effect at the time of his severance from employment with MathStar unless MathStar terminated his employment for “cause” or Mr. Pihl died while employed by MathStar, as described in the Amendment. Under the Amendment, Mr. Pihl and MathStar also agreed that at the time of any severance payment by MathStar to Mr. Pihl, the parties would enter into a severance agreement substantially in the form attached to the Amendment.

          On July 14, 2009, Mr. Pihl resigned his position as President, Chief Executive Officer and Chief Financial Officer of MathStar and from MathStar’s board of directors. As a result of Mr. Pihl’s resignation in July 2009, on August 5, 2009, MathStar and Mr. Pihl entered into a Severance and Release Agreement (the “2009 Severance Agreement”), the form of which was attached to the Amendment and included as Exhibit A to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on May 8, 2009. Under the 2009 Severance Agreement, MathStar made a severance payment of $216,286 to Mr. Pihl in 2009. All costs associated with the 2009 Severance Agreement were accrued as of June 30, 2009.

          As described above, on May 20, 2008, the board approved severance payments for all of MathStar’s employees, including a severance payment equal to six months of base pay for John M. Jennings. The Severance Agreement with John M. Jennings, dated July 14, 2008, provided for a severance payment to Mr. Jennings of $80,000, which was paid to him by MathStar on July 31, 2008. The Severance Agreement also provided that MathStar, pursuant to federal and state law, would provide, for a period of 18 months after the date of Mr. Jennings’ termination, a continuation of the group medical insurance coverage previously provided to him by MathStar. In addition, the Severance Agreement provided that effective August 1, 2008, Mr. Jennings was converted to an exempt hourly employee, with an hourly rate of $115. The Severance Agreement also contained agreements by Mr. Jennings to release MathStar from certain claims, not to initiate any litigation against MathStar with regard to such claims, and regarding confidentiality. Effective February 4, 2010, Mr. Jennings resigned as Chief Accounting Officer of MathStar.

          Grants of Options and Other Awards. During 2009, MathStar did not approve or grant any bonus, option, restricted stock award, non-equity incentive plan award or other award to Mr. Pihl or Mr. Jennings.

          Retirement Benefits. MathStar terminated its 401(k) Plan on December 31, 2009. Although MathStar could have matched employee contributions to the 401(k) Plan at its discretion, it did not do so.

          Perquisites and Other Benefits. Historically, MathStar’s senior management has participated in MathStar’s other benefit plans on the same basis as other employees. These plans included medical and dental insurance, life insurance, accidental death and dismemberment and short and long-term disability insurance. All of these plans were terminated on July 31, 2009.

          The following table sets forth information about unexercised options that were held at December 31, 2009 by the executive officers of MathStar:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2009

	Option Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)	Option Expiration Date
Alexander H. Danzberger, Jr.	0	15,000	(1)	$1.30	8/14/2014

John M. Jennings	8,000	0		$31.50	7/15/2015
	1,500	1,500	(2)	$8.45	5/16/2017

(1)

This stock option was granted to A. Harris & Associates, LLC, a single-member limited liability company of which Mr. Danzberger is the sole member and president, under the MathStar, Inc. Amended and Restated 2004 Long-Term Incentive Plan (the “2004 Incentive Plan”). The option vested on the Effective Date of the Merger.

(2)

The options were to vest as to 750 shares on each of May 16, 2010 and 2011 if Mr. Jennings is then an employee of MathStar. Mr. Jennings resigned as Chief Accounting Officer effective February 4, 2010.

Option Exercises and Stock Vested – 2009

          During 2009, no named executive officers exercised any options, and no stock awards vested for any named executive officer.

General Description of the 2004 Incentive Plan

          Other than the option granted to Mr. Danzberger, the options described in the above table entitled “Outstanding Equity Awards at Fiscal Year-End – 2009” are incentive stock options that were granted under the 2004 Incentive Plan. The following is a summary of the terms of the 2004 Incentive Plan.

          The 2004 Incentive Plan provides that the total number of shares of MathStar’s common stock that may be subject to options, restricted stock awards and other equity awards granted under the 2004 Incentive Plan shall not exceed 1,200,000 shares. As of February 15, 2010, options to purchase 49,000 shares of MathStar common stock were outstanding under the 2004 Incentive Plan.

          The purpose of the 2004 Incentive Plan is to aid MathStar in recruiting and retaining employees, directors, independent contractors and other service providers to MathStar and to motivate such employees, directors, independent contractors and other service providers to exert their best efforts on behalf of MathStar by providing incentives through the grant of incentive stock options (“ISOs”) qualified as such under Section 422 of the Internal Revenue Code of 1986 (the “Code”) and nonqualified stock options (“NQOs” and, together with ISOs, “Options”), awards of restricted stock, stock appreciation rights, other stock-based awards, cash-based awards or any combination of such awards (collectively, the “Awards”). Management believes that MathStar benefits from the stock ownership opportunities and other benefits provided to participants under the 2004 Incentive Plan to encourage alignment of their interest in MathStar’s success with that of other stakeholders.

          Administration. The 2004 Incentive Plan is administered by the Compensation Committee of MathStar’s board of directors, which has the exclusive power to make Awards and to determine when and to whom Awards will be granted under the 2004 Incentive Plan, other than the NQOs automatically granted to non-employee directors under the 2004 Incentive Plan. In addition, the Compensation Committee determines the form, amount and other terms and conditions of each Award, subject to the provisions of the 2004 Incentive Plan. The determinations made by the Compensation Committee under the 2004 Incentive Plan are not required to be made on a uniform basis and are final, binding and conclusive.

          Participants. A participant in the 2004 Incentive Plan means an employee of MathStar or an “affiliate” (as the term “affiliate” is defined in the 2004 Incentive Plan) who is selected by the Compensation Committee to participate in the 2004 Incentive Plan; a director of MathStar who receives Options or Awards under the 2004 Incentive Plan; or any consultant, agent, advisor or independent contractor who is selected by the Compensation Committee to participate in the 2004 Incentive Plan and who renders bona fide services to MathStar or its affiliate. However, only employees of MathStar and its subsidiaries are eligible for selection to receive Options qualified as ISOs under Section 422 of the Code.

          Termination Date. The 2004 Incentive Plan will terminate on the earlier of the date on which it is terminated by MathStar’s board of directors or October 7, 2014. However, the termination of the 2004 Incentive Plan will not affect any Awards then outstanding under the 2004 Incentive Plan. The board of directors may amend, alter or discontinue the 2004 Incentive Plan. However, no amendment, alteration or discontinuation may be made by the board of directors without the consent of a participant in the 2004 Incentive Plan if such action would diminish any of the rights of the participant under any Award held by the participant.

          Shares Subject to 2004 Incentive Plan. The 2004 Incentive Plan currently provides that the total number of shares of MathStar’s common stock that may be issued under the 2004 Incentive Plan is 1,200,000 shares, subject to adjustments as provided in the 2004 Incentive Plan. The shares to be issued under the 2004 Incentive Plan are authorized but unissued shares of MathStar’s common stock. The number of shares of MathStar’s common stock available under the 2004 Incentive Plan and under other equity Awards granted under the 2004 Incentive Plan, the exercise price of any Option and the exercise price of any stock appreciation right granted under the 2004 Incentive Plan will be appropriately adjusted upon any stock dividend, stock split, reverse stock split, reclassification, combination, exchange of shares or other similar recapitalizations of MathStar.

Employment Agreements

          On May 19, 2006, Sajan, Inc. entered into employment agreements with each of Shannon Zimmerman and Angel Zimmerman, which were amended effective as of February 1, 2010. The employment agreements were assumed in the Merger by Sajan, LLC, which is now a wholly-owned subsidiary of MathStar. Under the employment agreements, Mr. Zimmerman receives an annual base salary of $185,000 and Ms. Zimmerman receives an annual base salary of $150,000. The employment agreements require Sajan to pay severance in an amount equal to the then-current annual salary upon termination of employment by Sajan other than for cause or upon termination of employment by the employee for Sajan’s breach. The employment agreements contain confidentiality, invention assignment, non-solicitation and non-competition provisions.

          On January 1, 2007, as amended on June 2, 2009 and February 1, 2010, Sajan, Inc. entered into an employment agreement with Vern Hanzlik. The employment agreement was assumed in the Merger by Sajan, LLC which is a wholly-owned subsidiary of MathStar. Under the employment agreement, Mr. Hanzlik receives an annual base salary of $175,000. The employment agreement requires Sajan to pay severance in an amount equal to one month of the then-current annual salary upon termination of employment by Sajan other than for cause or upon termination of employment by the employee for Sajan’s breach. Pursuant to the terms of the employment agreement, Sajan, Inc. granted to Mr. Hanzlik an option to purchase 275,000 shares of common stock of Sajan, Inc., of which 200,000 shares have vested (converted into 245,000 shares of MathStar common stock in the Merger) and 75,000 shares are not vested (91,875 MathStar common stock shares as converted pursuant to the Merger), which will vest on January 1, 2011. The employment agreement contains confidentiality, invention assignment, non-solicitation and non-competition provisions. The employment agreement was amended on June 2, 2009 pursuant to which Mr. Hanzlik became the President of Sajan-Ireland. As provided in the amendment, Sajan, Inc. granted Mr. Hanzlik an additional option to purchase 200,000 shares of Sajan common stock (245,000 MathStar common stock shares as converted pursuant to the Merger), which vests upon achievement of certain financial targets set forth in the agreement or established by the board of directors for each of 2010, 2011 and 2012.

          Peter Shutte receives an annual base salary of $135,000. Pursuant to an employment offer letter dated January 9, 2009, which was amended June 3, 2009, Sajan, Inc. granted to Mr. Shutte an option to purchase 210,000 shares of common stock of Sajan, Inc. (converted into 257,250 shares of MathStar common stock in the Merger), of which 45,880 shares of Sajan common stock (56,203 MathStar common stock shares as converted pursuant to the Merger) have vested as of February 15, 2010. Mr. Shutte also entered into a confidentiality and noncompete agreement with Sajan on January 15, 2009.

Compensation of the Board of Directors

          The following table sets forth certain information regarding the compensation for the year ended December 31, 2009 paid by MathStar to its directors; as a director who was an employee of MathStar, Mr. Douglas M. Pihl received no fees or other compensation for serving as a director:

Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards (1)(2)	Total Compensation
Benno G. Sand	$34,000	$787	$34,787

Merrill A. McPeak (3)	$32,250	$787	$33,037

Richard C. Perkins	$31,500	$2,669	$34,169

Morris Goodwin, Jr. (3)	$2,250	$0	$2,250

Michael O. Maerz (3)	$10,500	$0	$10,500

(1)

The amounts shown for option awards reflect the dollar amounts recognized by MathStar for financial statement reporting purposes for the year ended December 31, 2009, excluding the amount of forfeitures. Refer to “Note 1 — Significant Accounting Policies — Stock -Based Compensation” in MathStar’s Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions used in calculating the fair value. On February 26, 2009, Mr. Perkins was automatically granted a 10-year option under the 2004 Incentive Plan to purchase 5,000 shares of MathStar common stock at an exercise price of $0.88 per share with a grant date fair value of $2,669. This option vests annually as to one-third of the shares subject to the option on each of February 26, 2010, 2011 and 2012, but only if Mr. Perkins is then a director of MathStar. On October 26, 2009, each of Mr. Sand and Mr. McPeak was automatically granted a 10-year option under the 2004 Incentive Plan to purchase 1,000 shares at an exercise price of $1.30 per share with a grant date fair value of $787. Mr. Sand’s option vests as to all of the shares on October 25, 2010, but only if he is then a director of MathStar. Mr. McPeak’s option is fully vested.

(2)

As of December 31, 2009, Mr. Sand had outstanding options to purchase 15,667 shares, which were vested as to 14,667 shares and not vested as to 1,000 shares; Mr. McPeak had outstanding options to purchase 9,000 shares, which were vested as to 8,000 shares and not vested as to 1,000 shares; Mr. Perkins had outstanding options to purchase 5,000 shares, which were not vested; and Mr. Goodwin and Mr. Maerz had no outstanding options.

(3)

Mr. Goodwin resigned from the board of directors on February 23, 2009, and Mr. Maerz resigned from the board of directors on June 22, 2009. Mr. McPeak resigned from the board of directors on the Effective Date in connection with the Merger.

          Shannon Zimmerman, Angel Zimmerman, Kris Tufto, Michael W. Rogers and Vern Hanzlik, who became members of MathStar’s board of directors and Sajan’s board of managers as of the Effective Date, did not serve as directors or executive officers of MathStar before the Effective Date and received no compensation from MathStar.

          MathStar’s non-employee directors received a cash retainer of $1,500 per quarter plus a meeting fee of $750 per board meeting. The chairperson of the Audit Committee received $1,000 per meeting of the Audit Committee, and the other members of the Audit Committee received $750 per meeting of the Audit Committee. The chairpersons of the Compensation Committee and the Governance Committee received $750 per Committee meeting, and the other members of such Committees received $500 per committee meeting.

          Under the 2004 Incentive Plan, non-employee directors automatically receive an option to purchase 5,000 shares of MathStar’s common stock when they are initially elected or appointed to our board of directors, which vests as to one-third of the shares subject to the option on the first, second and third anniversary dates of the date of grant so long as they are directors of MathStar. Non-employee directors also automatically receive an option to purchase 1,000 shares upon each anniversary date of the initial grant to them so long as they are then MathStar directors, which vests as to all of the shares subject to the option on the first anniversary date of the date of grant of the option if they are then directors of MathStar. The exercise price of these options is equal to the closing price of MathStar’s common stock on the grant date of the option, and all options expire 10 years after the date of grant. Under the automatic grant provisions of the 2004 Incentive Plan, on February 26, 2009, Mr. Perkins received a 10-year option to purchase 5,000 shares at an exercise price of $0.88 per share, and on October 26, 2009, Mr. Sand and Mr. McPeak each received a 10-year option to purchase 1,000 shares at an exercise price of $1.30 per share. In addition, under the automatic grant provisions of the 2004 Incentive Plan, as of the Effective Date of the Merger, each of Michael W. Rogers and Kris Tufto, as independent directors of MathStar, was automatically granted a 10-year option to purchase 5,000 shares at an exercise price equal to the fair market value of MathStar’s common stock as of the Effective Date.

          Sajan, Inc. paid non-employee members of its board of directors $1,000 for each meeting they attended. Sajan, Inc. also reimbursed them for any out-of-pocket expenses incurred in connection with their services as a director. Sajan, Inc. has granted each of its non-employee directors an option to purchase 5,625 shares of common stock of Sajan, Inc. (6,891 shares of MathStar common stock as converted pursuant to the Merger) having an exercise price equal to the fair market value of Sajan, Inc. common stock as of the grant date. The options have a term of five years and vest over two years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND
DIRECTOR INDEPENDENCE

          Sajan and River Valley Business Center, LLC (“RVBC”) are parties to two office lease agreements. RVBC owns a two-story commercial office building located near River Falls, Wisconsin. RVBC is owned and operated by Shannon Zimmerman and Angel Zimmerman, both of whom are executive officers, directors and significant stockholders of MathStar. Under the terms of a lease agreement dated February 1, 2010, Sajan leases 12,000 square feet of space which comprises the entire second floor of the building, and pays monthly rent of approximately $19,000. Under the terms of a lease agreement dated February 1, 2010, Sajan leases an additional 4,100 square feet of space which comprises a portion of the first floor of the building and pays monthly rent of approximately $6,500. Both of these leases will expire on January 31, 2017. Sajan may not assign either of the lease agreements without the prior written consent of RVBC. In the lease agreements, Sajan granted RVBC a security interest in all goods, chattels, fixtures and personal property of Sajan located in the premises to secure rents and other amounts that may be due under the lease agreements. Management of Sajan believes, based on an informal assessment conducted by a commercial real estate agent familiar with commercial properties in the River Falls, Wisconsin area, that the rent paid for the leased premises is competitive with rents paid for similar commercial office space in the River Falls, Wisconsin market. The foregoing lease agreements were authorized by the disinterested members of the Sajan, Inc. board of directors before the Effective Date.

Director Independence

          As of the Effective Date, the following individuals became members of the board of directors of MathStar: Shannon Zimmerman, Angela Zimmerman, Vern Hanzlik, Michael W. Rogers and Kris Tufto. Messrs. Benno G. Sand and Richard C. Perkins remained on the board of directors of MathStar.

          Presently, we are not required to comply with the director independence requirements of any securities exchange. In determining whether our directors are independent, however, we have elected to be guided by the rules of the NASDAQ Stock Market LLC. Under the NASDAQ rules, each of Mr. Rogers, Mr. Tufto, Mr. Sand and Mr. Perkins qualifies as an independent director. Accordingly, the MathStar board of directors is composed of a majority of independent directors.

          All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.

MARKET PRICE AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

          Since October 23, 2008, MathStar’s common stock has been quoted on the Pink Quote system of the Pink OTC Markets. From October 27, 2005 through October 23, 2008, MathStar’s common stock was listed on The NASDAQ Market, LLC under the symbol “MATH.” Before October 27, 2005, there was no public market for MathStar’s common stock.

          The following table shows the high and low sales prices for MathStar’s common stock as reported on The NASDAQ Stock Market, LLC or the Pink OTC Markets, as applicable, for the periods indicated. The high and low sale prices reported on the Pink OTC Markets reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Common Stock
Quarter Ended	High	Low
March 31, 2008	$3.75	$2.45
June 30, 2008	$2.90	$1.05
September 30, 2008	$1.43	$1.05
December 31, 2008	$1.09	$0.66
March 31, 2009	$0.94	$0.77
June 30, 2009	$1.22	$0.80
September 30, 2009	$1.64	$1.17
December 31, 2009	$1.50	$1.15

          As of February 15, 2010, MathStar had approximately 209 record holders of its common stock.

          Dividend policy

          Holders of MathStar common stock are entitled to receive such dividends as are declared by MathStar’s board of directors out of funds legally available for the payment of dividends. MathStar presently intend to retain any earnings to fund the development of its business. Accordingly, MathStar does not anticipate paying any dividends on its MathStar common stock for the foreseeable future. Any future determination as to declaration and payment of dividends will be made at the discretion of MathStar’s board of directors.

          Securities Authorized for Issuance Under Equity Compensation Plans

          The following table sets forth the aggregate information regarding grants under all equity compensation plans as of February 15, 2010:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,110,438	$1.02	89,562
Equity compensation plans not approved by security holders	--	--	--
Total

          Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K, which is incorporated herein by reference.

DESCRIPTION OF SECURITIES

General

          As of the Effective Date, MathStar’s authorized capital stock consisted of 18,000,000 shares of MathStar common stock and 10,000,000 shares of undesignated preferred stock, $0.01 par value per share. As of the Effective Date, there were 16,009,331 shares of MathStar common stock outstanding and no shares of preferred stock outstanding.

Common Stock

          Holders of our common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available for the payment of dividends. We presently intend to retain any earnings to fund the development of our business. Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future. Any future determination as to the declaration and payment of dividends will be made at the discretion of our board of directors.

          In the event of the liquidation, dissolution, or winding up of our company, each outstanding share of common stock will be entitled to share equally in any of our assets remaining after payment of or provision for its debts and other liabilities.

          Holders of our common stock are entitled to one vote per share on matters to be voted upon by stockholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors.

          Holders of our common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock.

Undesignated Preferred Stock

          As described above, MathStar’s certificate of incorporation currently authorizes a class of 10,000,000 shares of undesignated preferred stock, of which no shares have been issued or are outstanding. Our board of directors is and will be authorized, without further stockholder action, to establish various series of such preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof, and to issue any such shares. Our board of directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of our common stock and that may have the effect of delaying, deferring or preventing a change in control of our company, provided that the number of issued shares of preferred stock would not exceed the maximum number authorized in its certificate of incorporation as so amended.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a Delaware corporation to include a provision in its certificate of incorporation that its directors will not be liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty. MathStar’s certificate of incorporation (the “Certificate”) includes such a provision. Such provision, however, does not preclude the personal liability of directors for monetary damages for breaches of the duty of loyalty; for acts or omissions not in good faith, involving intentional misconduct, or involving knowing violation of the law; under Section 174 of the DGCL; or for any transaction from which a director derives an improper personal benefit.

          Additionally, as permitted by Section 145 of the DGCL, our Certificate and bylaws (the “Bylaws”) provide that MathStar shall indemnify its directors, officers, employees and agents to the fullest extent authorized or permitted by the DGCL; the rights conferred in the Certificate and Bylaws are not exclusive of any other rights to indemnification under any agreement or otherwise; and MathStar may purchase and maintain director and officer liability insurance on behalf of any person who is or was a director, officer, employee or agent of MathStar. MathStar has purchased directors’ and officers’ liability insurance insuring MathStar’s directors and officers against certain claims that may be asserted against them in their capacity as directors and officers of MathStar.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors or officers pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

          Please refer to the financial statements and pro forma financial information filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The MathStar Promissory Note

          In connection with the Merger, on February 23, 2010, MathStar issued the MathStar Promissory Note to Shannon and Angela Zimmerman, which documents MathStar’s obligation to pay $1 million of the pro rata amount of the Cash Merger Consideration to the Zimmermans. The MathStar Promissory Note has a term of one year and provides for an interest rate of 8% per year. Upon the occurrence of an “event of default,” as defined in the MathStar Promissory Note, and at any time thereafter, the unpaid principal balance, plus accrued interest, plus all other amounts due under the MathStar Promissory Note will, at the option of the Zimmermans, be immediately due and payable, without notice or demand. The obligations of MathStar under the MathStar Promissory Note are unsecured.

          The foregoing description is qualified in its entirety by reference to the MathStar Promissory Note, a copy of which is filed as Exhibit 10.14 to this Current Report on Form 8-K.

Section 3 – Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

          (a)          In connection with the Merger, on the Effective Date, MathStar issued to the former shareholders, warrant holders and option holders of Sajan, Inc., 6,827,834 shares of MathStar common stock; warrants to purchase 126,022 shares of MathStar common stock at an exercise price of $0.61 per share; and options to purchase 1,031,604 shares of common stock, of which options to purchase 2,756 shares have an exercise price of $0.01, options to purchase 385,723 shares have an exercise price of $0.61 per share and options to purchase 643,125 shares have an exercise price of $1.20 per share. These securities were issued without registration under the Securities Act by reason of the exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act, as transactions by an issuer not involving any public offering. In the Merger, MathStar issued shares of common stock to 46 former shareholders of Sajan, Inc., options to 11 former holders of options to purchase shares of common stock of Sajan, Inc., and warrants to 14 former holders of warrants to purchase shares of common stock of Sajan, Inc.. Of the 66 persons receiving these securities, 52 represented that they were “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act. In addition, each of the persons receiving the MathStar securities in the Merger represented to MathStar in writing that, among other things, such person was acquiring the securities for his, her or its own account and for investment purposes only, and each agreed that any further transfer of the securities would be restricted. The issuance of the shares of MathStar common stock constitutes a portion of the consideration paid to Sajan, Inc. shareholders in the Merger. The terms of conversion of the Sajan, Inc. options and warrants converted in the Merger into options and warrants to purchase MathStar common stock are disclosed in Item 2.01 of this Current Report on Form 8-K.

SECTION 4 – MATTERS RELATED TO ACCOUNTANTS AND
FINANCIAL STATEMENTS

Item 4.01	Changes in Registrant’s Certifying Accountant.

          (a)          Change in Certifying Accountant of Sajan, Inc. On December 4, 2009, Sajan dismissed its independent accounting firm, HLB Tautges Redpath, Ltd., and it appointed Baker Tilly Virchow Krause, LLP as its new independent registered public accounting firm. Sajan had previously retained HLB Tautges Redpath, Ltd as its principal accountant to audit its financial statements for the fiscal year ended December 31, 2008. Pursuant to Regulation S-X 2-02 of the SEC, the auditor of Sajan’s financial statements was required to be independent in accordance with the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC

independence rules for all periods presented in this Current Report on Form 8-K, as the financial statements of Sajan became our financial statements post-Merger. HLB Tautges Redpath, Ltd. is not an independent public accounting firm registered with the PCAOB. Therefore, Sajan was required to have its financial statements for the year ended December 31, 2008 reaudited in accordance with the PCAOB standards. To comply with this requirement, Sajan engaged Baker Tilly Virchow Krause, LLP on December 4, 2009 to complete the reaudit of its financial statements for the fiscal year ended December 31, 2008. The decision to change accounting firms was approved by Sajan’s board of directors.

          The report of HLB Tautges Redpath, Ltd. on the financial statements of Sajan for the fiscal year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception of a qualification with respect to uncertainty as to Sajan’s ability to continue as a going concern.

          During Sajan’s fiscal year ended December 31, 2008, there were no disagreements with HLB Tautges Redpath, Ltd. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of HLB Tautges Redpath, Ltd., would have caused HLB Tautges Redpath, Ltd. to make reference to the subject matter of the disagreement(s) in connection with its report, and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

          Sajan has provided HLB Tautges Redpath, Ltd. with a copy of this Current Report on Form 8-K and has requested HLB Tautges Redpath, Ltd. to furnish MathStar with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree with such statements. HLB Tautges Redpath, Ltd.’s response letter, dated February 23, 2010, is filed as Exhibit 16.1 to this current report on Form 8-K.

Change in Certifying Accountant of MathStar

          On February 19, 2010, MathStar dismissed its independent registered public accounting firm, PricewaterhouseCoopers LLP, and it appointed Baker Tilly Virchow Krause, LLP as its new independent registered public accounting firm. Baker Tilly Virchow Krause, LLP acted as Sajan’s independent accountant prior to the closing of the Merger. The decision to change accounting firms was approved by the audit committee of MathStar’s board of directors.

          The reports of PricewaterhouseCoopers LLP on the financial statements of MathStar for the fiscal years ended December 31, 2007 and 2008 did not contain an adverse opinion or disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope, or accounting principle, with the exception of an explanatory paragraph for the year ended December 31, 2008 discussing MathStar’s curtailed operations and evaluation of strategic alternatives including, but not limited to, restarting MathStar, merging with or acquiring another company, increasing operations in another structure or liquidation. It also disclosed that as of the report date, MathStar had not committed to any of the strategic alternatives being evaluated.

          During MathStar’s fiscal years ended December 31, 2007 and 2008 and through February 19, 2010, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years, and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

          MathStar has provided PricewaterhouseCoopers LLP with a copy of this Current Report on Form 8-K and has requested PricewaterhouseCoopers LLP to furnish MathStar with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree with such statements. PricewaterhouseCoopers LLP’s response letter, dated February 23, 2010, is filed as Exhibit 16.2 to this Current Report on Form 8-K.

          (b)          As described in Item 4.01(a), on the Effective Date, MathStar appointed Baker Tilly Virchow Krause, LLP as its new independent registered public accounting firm.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01	Changes in Control of the Registrant.

          (a)          Upon consummation of the Merger on the Effective Date, MathStar experienced a change in control, with the former shareholders of Sajan, Inc. acquiring approximately 43% ownership of the outstanding shares of MathStar common stock. Additionally, as a result of the Merger, MathStar ceased being a “shell company,” as that term is defined in Rule 12b-2 under the Exchange Act. In accordance with the terms of the Merger Agreement, Benno G. Sand and Richard C. Perkins remained on the MathStar board, Merrill A. McPeak resigned from the MathStar board, and five new members were appointed to the board as of the Effective Date. In addition, as of the Effective Date, Alexander H. Danzberger, Jr. resigned as MathStar’s only executive officer, and Shannon Zimmerman, Angel Zimmerman, Vern Hanzlik and Peter Shutte, who are former executive officers of Sajan, Inc., were appointed as executive officers of MathStar. Please refer to the disclosures made under Items 2.01 and 5.02 of this Current Report on Form 8-K.

          (b)          To the knowledge of MathStar, no arrangements exist, including any pledge by any person of securities of MathStar, the operation of which may at a subsequent date result in a change in control of MathStar.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (b)          In accordance with the terms of the Merger Agreement, on the Effective Date, Alexander H. Danzberger, Jr. resigned as Chief Executive Officer, Chief Financial Officer and Secretary of MathStar.

          (c)          In accordance with the terms of the Merger Agreement, on the Effective Date:

●	Shannon Zimmerman was appointed as MathStar’s president, chief executive officer, and interim chief financial officer;

●	Angela (Angel) Zimmerman was appointed as MathStar’s chief operating officer;

●	Vern Hanzlik was appointed as MathStar’s chief marketing officer; and

●	Peter Shutte was appointed as MathStar’s Vice President, Worldwide Sales.

The information regarding these individuals required by Items 401(b), (d) and (e) and Item 404(a) of Regulation S-K of the SEC is set forth in Item 2.01 of this Current Report on Form 8-K under the caption “Directors and Executive Officers.”

          (d)          In accordance with the terms of the Merger Agreement, on the Effective Date:

●	Merrill McPeak resigned as a director of MathStar;

●	Shannon Zimmerman was appointed as chairman of the MathStar board of directors and Angela Zimmerman, Vern Hanzlik, Michael W. Rogers and Kris Tufto were appointed to the MathStar board;

●	Mr. Rogers and Mr. Tufto were appointed as members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee of the MathStar board of directors; and

●	Mr. Tufto was elected chairman of the Compensation Committee and Mr. Rogers was elected chairman of the Governance and Nominating Committee.

Mr. Sand will continue to serve as the Chairman of the Audit Committee, and Mr. Sand and Mr. Perkins will continue to serve on the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee.

          (e)          As described in Item 2.01 of this Current Report on Form 8-K under the caption “Executive Compensation – Employment Agreements,” Mr. Zimmerman, Ms. Zimmerman, Mr. Hanzlik and Mr. Shutte have employment agreements with Sajan, LLC, a wholly-owned subsidiary of MathStar.

Item 5.06	Change in Shell Company Status.

          MathStar was incorporated under Minnesota law in April 1997, and was reincorporated under Delaware law on June 14, 2005. During the three months ended June 30, 2008, MathStar curtailed its operations as its board of directors evaluated strategic alternatives, including, but are not limited to, restarting the company, merging with or acquiring another company, increasing operations in another structure, or liquidation. Immediately before the Effective Date, MathStar was a “shell company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, having no or nominal operations, and assets consisting solely of cash and cash equivalents.

          The Merger described in Item 2.01 of this Current Report on Form 8-K had the effect of causing MathStar to cease being a shell company as of the Effective Date. For a description of the Merger, please refer to Item 2.01 of this Current Report on Form 8-K and Exhibit 2.1 to this Current Report on Form 8-K.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

          (a)          Financial statements of business acquired

          As a result of the Merger as described in Item 2.01 of this Current Report on Form 8-K, MathStar is filing the audited financial statements of Sajan, Inc. for the years ended December 31, 2009 and December 31, 2008 as Exhibit 99.1 to this Current Report on Form 8-K.

          (b)          Pro Forma Financial Information

          As a result of its acquisition of Sajan, Inc. as described in Item 2.01 of this Current Report on Form 8-K, MathStar is filing the unaudited pro forma financial statements of Sajan, Inc. as of December 31, 2009 as Exhibit 99.1 to this Current Report on Form 8-K.

          (d)          Exhibits

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated January 8, 2010, among MathStar, Inc., Sajan, Inc., Garuda Acquisition, LLC, and Thomas Magne (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 11, 2010).

3.1

Certificate of Incorporation of MathStar, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by MathStar, Inc. with the SEC on August 3, 2005, Registration No. 333-127164 (“Registration Statement”)).

3.2

Certificate of Amendment of the Certificate of Incorporation of MathStar, Inc. filed with the Delaware Secretary of State on May 23, 2008 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on May 23, 2008).

3.3	Bylaws of MathStar, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement).

4.1	Form of common stock certificate of MathStar, Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement).

10.1	MathStar, Inc. 2004 Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 17, 2007).

10.2	Form of Incentive Stock Option Agreement.

10.3	Form of Non-Statutory Stock Option Agreement for Vern Hanzlik.

10.4	Form of Incentive Stock Option Agreement for Peter Shutte.

10.5	Form of Non-Statutory Stock Option Agreement for non-employee directors.

10.6	Form of Common Stock Purchase Warrant.

10.7

Office Lease Agreement dated June 1, 2005, as amended on September 23, 2005, and as further amended on July 24, 2007 by and between Mark Tanasbourne, LLC and MathStar, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement).

10.8	Employment Agreement, dated May 19, 2006, and as amended on February 1, 2010, between Sajan, Inc. and Angela Zimmerman.

10.9	Employment Agreement, dated May 19, 2006, and as amended on February 1, 2010, between Sajan, Inc. and Shannon Zimmerman.

10.10	Employment Agreement, dated January 1, 2007, and as amended on June 2, 2009 and February 1, 2010, between Sajan, Inc. and Vern Hanzlik.

10.11	Employment Offer Letter, dated January 9, 2009, and as amended June 3, 2009, between Sajan, Inc. and Peter Shutte.

10.12	Standard Office Lease Agreement (No. 1) between Sajan, Inc. and River Valley Business Center, LLC, dated February 1, 2010.

10.13	Standard Office Lease Agreement (No. 2) between Sajan, Inc. and River Valley Business Center, LLC, dated February 1, 2010.

10.14	Promissory Note, dated February 23, 2010, in the original principal amount of $1,000,000 issued by MathStar, Inc. to Shannon and Angel Zimmerman.

10.15	Escrow Agreement, dated February 23, 2010, among MathStar, Inc., Sajan, LLC and Thomas Magne, as representative for the shareholders of Sajan, Inc.

10.16	Form of Lock-Up Agreement.

16.1	Letter from HLB Tautges Redpath, Ltd.

16.2	Letter from PricewaterhouseCoopers LLP.

99.1	Audited financial statements of Sajan, Inc. for the years ended December 31, 2009 and December 31, 2008, and unaudited pro forma financial statements of Sajan, Inc. as of December 31, 2009.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATHSTAR, INC.

By: /s/ Shannon Zimmerman
Shannon Zimmerman, Chief Executive Officer and
Chief Financial Officer (Principal Executive Officer and
Principal Financial Officer)

Date: February 24, 2010

INDEX TO FINANCIAL STATEMENTS OF SAJAN, INC. AND THE PRO FORMA
FINANCIAL INFORMATION OF SAJAN, INC. AND MATHSTAR, INC.

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated January 8, 2010, among MathStar, Inc., Sajan, Inc., Garuda Acquisition, LLC, and Thomas Magne (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 11, 2010).

3.1

Certificate of Incorporation of MathStar, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by MathStar, Inc. with the SEC on August 3, 2005, Registration No. 333-127164 (“Registration Statement”)).

3.2

Certificate of Amendment of the Certificate of Incorporation of MathStar, Inc. filed with the Delaware Secretary of State on May 23, 2008 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on May 23, 2008).

3.3	Bylaws of MathStar, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement).

4.1	Form of common stock certificate of MathStar, Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement).

10.1	MathStar, Inc. 2004 Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 17, 2007).

10.2	Form of Incentive Stock Option Agreement.

10.3	Form of Non-Statutory Stock Option Agreement for Vern Hanzlik.

10.4	Form of Incentive Stock Option Agreement for Peter Shutte.

10.5	Form of Non-Statutory Stock Option Agreement for non-employee directors.

10.6	Form of Common Stock Purchase Warrant.

10.7

Office Lease Agreement dated June 1, 2005, as amended on September 23, 2005, and as further amended on July 24, 2007 by and between Mark Tanasbourne, LLC and MathStar, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement).

10.8	Employment Agreement, dated May 19, 2006, and as amended on February 1, 2010, between Sajan, Inc. and Angela Zimmerman.

10.9	Employment Agreement, dated May 19, 2006, and as amended on February 1, 2010, between Sajan, Inc. and Shannon Zimmerman.

10.10	Employment Agreement, dated January 1, 2007, and as amended on June 2, 2009 and February 1, 2010, between Sajan, Inc. and Vern Hanzlik.

10.11	Employment Offer Letter, dated January 9, 2009, and as amended June 3, 2009, between Sajan, Inc. and Peter Shutte.

10.12	Standard Office Lease Agreement (No. 1) between Sajan, Inc. and River Valley Business Center, LLC, dated February 1, 2010.

10.13	Standard Office Lease Agreement (No. 2) between Sajan, Inc. and River Valley Business Center, LLC, dated February 1, 2010.

10.14	Promissory Note, dated February 23, 2010, in the original principal amount of $1,000,000 issued by MathStar, Inc. to Shannon and Angel Zimmerman.

10.15	Escrow Agreement, dated February 23, 2010, among MathStar, Inc., Sajan, LLC and Thomas Magne, as representative for the shareholders of Sajan, Inc.

10.16	Form of Lock-Up Agreement.

16.1	Letter from HLB Tautges Redpath, Ltd.

16.2	Letter from PricewaterhouseCoopers LLP.

99.1	Audited financial statements of Sajan, Inc. for the years ended December 31, 2009 and December 31, 2008, and unaudited pro forma financial statements of Sajan, Inc. as of December 31, 2009.